EXHIBIT 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AUTODESK, INC.

ALIAS SYSTEMS HOLDINGS INC.

MAYTAG ACQUISITION CORPORATION

ACCEL-KKR COMPANY, LLC

ONTARIO TEACHERS’ PENSION PLAN BOARD

AND WITH RESPECT TO ARTICLES VIII, IX AND X ONLY

ACCEL-KKR COMPANY, LLC

AS STOCKHOLDER REPRESENTATIVE

AND

COMPUTERSHARE TRUST COMPANY, INC.

AS ESCROW AGENT

Dated as of October 4, 2005

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Stockholder Written Consent
Exhibit B	Form of Accel-KKR Non-Competition and Non-Solicitation Agreement
Exhibit C	280G Waiver
Exhibit D	Certificate of Merger
Exhibit E	Form of Exchange Documents
Exhibit F	Form of Third Party Consent
Exhibit G	Form of Director and Officer Resignation Letter
Exhibit H	Form of Statement of Expenses
Exhibit I	Form of Legal Opinion of Counsel of the Company
Exhibit J	Escrow Agent Fee Schedule

Schedules
Schedule 1.6(a)(i)	Closing Date Balance Sheet Adjustments
Schedule 2.15(t)(i)	Employee Proprietary Information Agreement
Schedule 2.15(t)(ii)	Consultant Proprietary Information Agreement
Schedule 6.12	Parties to Execute Proprietary Information and Invention Assignment Agreements with the Company
Schedule 6.21	Spreadsheet
Schedule 6.22	Liens to be Released
Schedule 7.2(f)	Third Party Consents
Schedule 7.2(g)	Terminated Agreements
Schedule 7.2(k)	Liens to be Released
Schedule 8.2(a)	Other Indemnity Matters

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INDEX OF DEFINED TERMS

Term	Section Reference in Agreement
280G Waiver	Recitals
401(k) Plan	6.18
Accel-KKR	Preamble
Accel-KKR Non-Competition and Non-Solicitation Agreement	Recitals
Action of Divestiture	6.4
Active Customers	2.15(a)
Actual Knowledge of the Company	2.15(a)
Adjusted Balance Sheet	8.6(a)
Agent Indemnification Expenses	8.4(k)(vii)
Agent Interpleader Expenses	8.4(k)(vi)
Agreement	Preamble
Amount Owed	1.6(g)
Balance Sheet Adjustment Amount	1.6(a)
Balance Sheet Date	2.7
Balance Sheet Target	1.6(a)
Business	2.15(a)
Business Day	1.6(a)
Certificate of Incorporation	2.1(a)
Certificate of Merger	1.2
Charter Documents	2.1(a)
CIPO	2.15(b)
Closing	1.2
Closing Date	1.2
Closing Date Balance Sheet	1.6(a)
Closing Stockholder Consent	1.6(a)
COBRA	2.23(a)
Code	1.6(a)
Commercial Code	2.15(a)
Company	Preamble
Company Authorizations	2.18
Company Capital Stock	1.6(a)
Company Common Stock	1.6(a)
Company Common Stockholder	1.6(a)
Company Employee Plan	2.23(a)
Company Intellectual Property	2.15(a)
Company Material Adverse Effect	1.6(a)
Company Options	1.6(a)
Company Preferred Stock	1.6(a)
Company Products	2.15(a)

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INDEX OF DEFINED TERMS

(continued)

Term	Section Reference in Agreement
Company Registered Intellectual Property	2.15(a)
Company Stock Certificates	1.8(c)
Company Unvested Options	1.6(a)
Company Vested Options	1.6(a)
Competition Act	2.6(a)
Conflict	2.5
Consultant Proprietary Information Agreement	2.15(t)
Contaminants	2.15(dd)
Contract	2.5
Contracts	2.5
Current Balance Sheet	2.7
Current Company Products	2.15(a)
Deductible Amount	8.4(b)(i)
Delaware Law	Recitals
Director and Officer Resignation Letter	6.16
Disclosure Schedule	Article II
Dissenting Share Payments	1.7(c)
Dissenting Shares	1.7(a)
DOJ	2.6(a)
DOL	2.23(a)
Effect	1.6(a)
Effective Time	1.2
Electing Party	8.6(a)
Employee	2.23(a)
Employee Agreement	2.23(a)
Employee Proprietary Information Agreement	2.15(t)
Environmental Permits	2.21(c)
Escrow Agent	1.6(a)
Escrow Amount	1.6(a)
Escrow Fund	8.4(a)
Escrow Period	8.4(e)
Estimated Third Party Expenses	1.6(a)
Excess Assets	8.6(a)
Excess Liabilities	8.6(a)
Excess Third Party Expenses	6.20
Exchange Agent	1.8(a)
Exchange Documents	1.8(c)

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INDEX OF DEFINED TERMS

(continued)

Term	Section Reference in Agreement
Exchange Ratio	1.6(a)
Export Approvals	2.26(a)
FCPA	2.27
Financials	2.7
FIRPTA Compliance	6.23
FTC	2.6(a)
GAAP	1.6(a)
Governmental Entity	2.6(a)
Hazardous Material	2.21(a)
Hazardous Materials Activities	2.21(b)
HSR Act	2.6(a)
IC Act	2.6(a)
Indemnified Company Officers and Directors	6.25(a)
Indemnifying Party	8.4(g)(ii)
Independent Accounting Firm	8.6(c)
Independent Accounting Firm Expenses	8.6(c)
Information Statement	6.7(b)(ii)
Intellectual Property	2.15(a)
Intellectual Property Rights	2.15(a)
Interest	8.4(f)
Interim Financials	2.7
International Employee Plan	2.23(a)
IP Contract	2.15(a)
IRS	2.23(a)
Knowledge	1.6(a)
Known	1.6(a)
Lease Agreements	2.14(b)
Leased Real Property	2.14(a)
Lien	1.6(a)
Loss	8.2(a)
Losses	8.2(a)
Material Adverse Effect	1.6(a)
Material Contract	2.16(a)
Material Contracts	2.16(a)
Merger	Recitals
Moral Rights	2.15(a)
Net Assets at Closing	8.6(a)

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INDEX OF DEFINED TERMS

(continued)

Term	Section Reference in Agreement
Non-Electing Party	8.6(a)
Notice of Objection	8.6(b)
Object Code	2.15(a)
Objection Notice	8.4(h)
Offer Letter	6.13
Officer’s Certificate	8.4(b)(iii)
Open Source	2.15(y)
Option Exchange Ratio	1.6(a)
Option Merger Consideration	1.6(d)(ii)
Parent	Preamble
Parent Common Stock	1.6(a)
Parent Option	1.6(a)
Parent Optional Action	1.6(a)
Patent	2.15(a)
Parent Indemnified Parties	8.2(a)
Pension Plan	2.23(a)
Permitted Liens	2.14(d)
Person	1.6(a)
Plan	1.6(a)
Post-Closing Collected Receivables	1.6(a)
Preferred Preference	1.6(a)
Preferred Preference Per Share	1.6(a)
Preferred Share Purchase Rights	1.6(a)
Principal Stockholder	Preamble
Principal Stockholders	Preamble
Proposed Company Products	2.15(a)
Pro Rata Portion	1.6(a)
PTO	2.15(b)
Reciprocal Confidentiality Agreement	6.2
Registered Intellectual Property	2.15(a)
Related Agreements	1.6(a)
Required Stockholder Consent	Recitals
Returns	2.12(b)(i)
Scheduled Product Releases	2.15(a)
SEC	1.6(a)
Significant Employees	6.13
Software	2.15(a)

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INDEX OF DEFINED TERMS

(continued)

Term	Section Reference in Agreement
Soliciting Materials	6.7(d)
Source Code	2.15(a)
Spreadsheet	6.21
Stale Accounts Receivable	1.6(a)
Standard Form Agreement	2.15(a)
Statement of Expenses	6.20
Stockholder	1.6(a)
Stockholder Notice	6.7(b)(i)
Stockholder Representative	Preamble
Stockholder Representative Expenses	8.5(b)
Stockholders Agreement	1.6(a)
Stockholder Written Consent	Recitals
Sub	Preamble
Subsidiary	2.3
Survival Date	8.1
Surviving Corporation	1.1
Tax	2.12(a)
Taxes	2.12(a)
Technology	2.15(a)
Terminated Agreements	6.11
Third Party Expenses	6.20
Total Consideration	1.6(a)
Total Outstanding Shares	1.6(a)
Total Outstanding Common Shares	1.6(a)
Total Outstanding Preferred Shares	1.6(a)
Trade Secret	2.15(a)
Trading Price	1.6(a)
Trial Run	1.6(a)
United States and Canadian Subsidiaries	1.6(a)
Unresolved Claims	8.4(e)
User Documentation	2.15(a)
WARN	2.23(a)
Year-End Financials	2.7

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THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of October 4, 2005 by and among Autodesk, Inc., a Delaware corporation (“Parent”), Maytag Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”), Alias Systems Holdings Inc., a Delaware corporation (the “Company”), Accel-KKR Company, LLC, a Delaware limited liability company (“Accel-KKR”) and Ontario Teachers’ Pension Plan Board, an Ontario corporation (which, along with Accel-KKR, is a “Principal Stockholder,” and collectively, the “Principal Stockholders”), with respect to Article VIII, Article IX and Article X hereof only, Accel-KKR Company, LLC as stockholder representative (the “Stockholder Representative”), and Computershare Trust Company, Inc. as Escrow Agent.

RECITALS

A. The Boards of Directors of each of Parent, Sub and the Company believe it is advisable and in the best interests of each corporation and its respective stockholders that Parent acquire the Company through the statutory merger of Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved this Agreement and the Merger.

B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, (i) all of the issued and outstanding shares of capital stock of the Company shall be converted into the right to receive the consideration set forth herein, (ii) certain of the issued and outstanding unvested options to purchase shares of capital stock of the Company shall be assumed by Parent and converted into options to purchase shares of common stock of Parent set forth herein and (iii) all issued and outstanding vested options to purchase shares of capital stock of the Company not otherwise exercised prior to, or in connection with, the Merger and certain unvested options to purchase shares of capital stock of the Company not otherwise assumed by Parent pursuant to Section 1.6(d) hereof, shall be terminated.

C. A portion of the consideration otherwise payable by Parent in connection with the Merger shall be placed in escrow by Parent as partial security for certain indemnification obligations set forth in this Agreement.

D. The Company and the Principal Stockholders, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

E. Immediately following the execution and delivery of this Agreement by the parties hereto, the Company shall obtain the irrevocable approval of the Merger, this Agreement and the transactions contemplated hereby, including each of the matters set forth in Section 6.7(a) hereof, pursuant to an Action by Written Consent, in the form attached hereto as Exhibit A (the “Stockholder Written Consent”), representing the affirmative vote of the voting Company Capital Stock required to approve and authorize the Company’s execution and delivery of this Agreement, the Merger, the Related Agreements to which the Company is a party and the other transactions contemplated hereby and thereby, and including each of the Principal Stockholders and each of the directors of the Company in his or her capacity as a stockholder of the Company (the “Required Stockholder Consent”), pursuant to and in strict accordance with the applicable provisions of the General Corporation Law of the State of Delaware (“Delaware Law”) and the Charter Documents.

F. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Sub to enter into this Agreement, (i) Accel-KKR shall have entered into a Non-Competition and Non-Solicitation Agreement, in substantially the form attached hereto as Exhibit B (the “Accel-KKR Non-Competition and Non-Solicitation Agreement”), with Parent, and (ii) each Person who might receive any payments and/or benefits referred to in Section 6.26 hereof shall have executed and delivered to Parent a 280G Waiver substantially in the form attached hereto as Exhibit C (the “280G Waiver”), by which such Person agrees to waive any right or entitlement to the payments and/or benefits referred to in Section 6.26 hereof, unless the requisite stockholder approval of those payments and/or benefits are obtained pursuant to Section 6.26 hereof.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”

1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 9.1 hereof, the closing of the Merger (the “Closing”) will take place on a Business Day as promptly as practicable after the execution and delivery hereof by the parties hereto, and following satisfaction or waiver of the conditions set forth in Article VII hereof, at the offices of Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903, unless another time or place is mutually agreed upon in writing by Parent and the Company; provided, however, that the Closing shall not, in any case, take place prior to the third Business Day following the end of the 45-day period during which Parent may make offers of employment to the Significant Employees as described in Section 6.13 below and, provided further, however, that the Closing shall not occur on a date that is during the last 10 Business Days prior to the last Business Day of a fiscal quarter of Parent. The open of business on the date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in substantially the form attached hereto as Exhibit D, with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in accordance with the applicable provisions of Delaware Law (the time of such filing by the Secretary of State of the State of Delaware shall be referred to herein as the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as set forth in this Agreement and as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation and Bylaws.

(a) Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Sub as in effect immediately prior to the Effective Time (subject to those changes described in Section 6.25(a) hereof), until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Autodesk Systems Inc.”

(b) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at the Effective Time (subject to those changes described in Section 6.25(a) hereof), until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

1.5 Directors and Officers.

(a) Directors of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified.

(b) Officers of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

(c) Directors of Subsidiaries of Surviving Corporation. Subject to Section 6.16 and unless otherwise determined by Parent prior to the Effective Time, Parent, the Company and the Surviving Corporation shall cause the directors of Sub immediately prior to the Effective Time or such other individuals identified by Parent prior to the Effective Time to be the directors of any United States or Canadian Subsidiaries immediately after the Effective Time, each to hold office as a director of such United States or Canadian Subsidiaries in accordance with the provisions of the laws of the United States and Canada and the respective bylaws or equivalent organizational documents of each United States or Canadian Subsidiary.

(d) Officers of Subsidiaries of Surviving Corporation. Subject to Section 6.16 and unless otherwise determined by Parent prior to the Effective Time, Parent, the Company and the Surviving Corporation shall cause the officers of Sub immediately prior to the Effective Time or such other individuals identified by Parent prior to the Effective Time to be the officers of any United States or Canadian Subsidiaries immediately after the Effective Time, each to hold office as an officer of such United States or Canadian Subsidiaries in accordance with the provisions of the laws of the United States and Canada and the respective bylaws or equivalent organizational documents of each United States or Canadian Subsidiary.

1.6 Effect of Merger on the Capital Stock of the Constituent Corporations.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Balance Sheet Adjustment Amount” shall mean the amount by which (i) (A) the Company’s total current assets, as reflected on the Closing Date Balance Sheet, minus (B) the Company’s total current liabilities, as reflected on the Closing Date Balance Sheet, which shall include all Estimated Third Party Expenses that have not been paid prior to the Closing Date, exceeds or is less than (ii) the Balance Sheet Target. For the avoidance of doubt, for purposes of the determination of the Closing Date Balance Sheet, Balance Sheet Adjustment Amount and Net Assets at Closing (as defined in Section 8.6 herein), Section 1.6(a)(i) of the Disclosure Schedule sets forth the determination of the Balance Sheet Adjustment Amount as of June 30, 2005 (the “Trial Run”). The determination of the Balance Sheet Adjustment Amount and Net Assets at Closing shall take into account only the same components (i.e., line items) of, and adjustments to, the Balance Sheet Adjustment Amount reflected in Section 1.6(a)(i) of the Disclosure Schedule. Further to the preceding sentence, the calculation of the Balance Sheet Adjustment Amount was determined, and any such calculation of the Closing Date Balance Sheet and the Net Assets at Closing shall be determined, in good faith and in accordance with the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Trial Run (and without any change in or introduction of any new reserves, except for changes in or introductions of those reserves, if any, for matters arising after the date of the Trial Run that are made in accordance with GAAP consistently applied but which are consistent with the accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies used in the preparation of the Trial Run). The parties agree that the purpose of preparing and calculating the Balance Sheet Adjustment Amount and Net Assets at Closing hereunder is to measure changes in working capital without the introduction of different accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies from those used in the preparation of the Trial Run set forth in Section 1.6(a)(i) of the Disclosure Schedule.

“Balance Sheet Target” shall mean an amount equal to negative $7.7 million.

“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.

“Closing Date Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company as of the Closing Date prepared by the Company and delivered to Parent at least three Business Days prior to the Closing Date. The Closing Date Balance Sheet shall be prepared in accordance with GAAP (except that the Closing Date Balance Sheet may omit footnotes and other presentation items that may be required by GAAP) and shall include the adjustments set forth in Schedule 1.6(a)(i) hereto consistently applied on a basis consistent with the methodology used to calculate the Trial Run and fairly presenting the Company’s good faith estimate (based on the reasonable assumptions used to calculate the Trial Run) of the balance sheet of the Company as of the Closing Date immediately prior to giving effect to the Closing, including without limitation appropriate allowances for any doubtful accounts using the same methodology to determine such allowances as used in the preparation of the Trial Run; provided, however, that, if Parent does not agree with the results of the Closing Date Balance Sheet delivered by the Company, Parent and the Company shall use commercially reasonable efforts to resolve such disagreement prior to the Closing Date. If Parent and the Company are unable to resolve such disagreement prior to the Closing Date, the Closing Date Balance Sheet shall be the sheet prepared by the Company and either Parent or the Company shall have the ability to dispute the results of the Closing Date Balance Sheet pursuant to Section 8.6 below.

“Closing Stockholder Consent” shall mean the approval of the holders of 90% of the outstanding shares of Company Capital Stock entitled to vote on this Agreement and the Merger.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock and any other shares of capital stock, if any, of the Company, taken together.

“Company Common Stock” shall mean, collectively, shares of Class A Common Stock, par value $0.01 per share, of the Company and shares of Class B Common Stock, par value $0.01 per share, of the Company.

“Company Common Stockholder” shall mean a holder of Company Common Stock.

“Company Material Adverse Effect” or “Material Adverse Effect” shall mean any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”) that is, or is reasonably likely to be, materially adverse to the business, assets (whether tangible or intangible), financial condition or results of operations of the entity and its subsidiaries, taken as a whole, other than, with respect to the Company and its Subsidiaries, any Effect (i) that is cured by the Company before the earlier of (A) the Closing Date or (B) the date on which this Agreement is terminated by Parent pursuant to Article IX hereof or (ii) to the extent resulting from one or more of the following, individually or in the aggregate:

(A) changes affecting general business or economic conditions, which changes do not disproportionately affect the Company and its Subsidiaries;

(B) acts of terrorism or war, which acts do not disproportionately affect the Company and its Subsidiaries;

(C) changes in United States generally accepted accounting principles;

(D) the taking of any action required or expressly contemplated by this Agreement;

(E) delays in, suspensions of, or cancellations of customer orders or contracts, or disruptions in reseller, supplier, customer, partner or similar business relationships resulting from the announcement or pendency of this Agreement and the Merger and the transactions contemplated hereby; or

(F) resignations of Employees (other than those Significant Employees who have accepted offers of employment with Parent as contemplated by Section 6.13) resulting from the announcement or pendency of this Agreement, the Merger and the transactions contemplated hereby.

“Company Options” shall mean all issued and outstanding options (including commitments to grant options) to purchase or otherwise acquire Company Capital Stock (whether or not vested).

“Company Preferred Stock” shall mean the Preferred Stock, par value $0.01 per share, of the Company.

“Company Unvested Options” shall mean any Company Options that are unvested immediately prior to the Effective Time and will remain unvested immediately following the Effective Time.

“Company Vested Options” shall mean any Company Options that are vested immediately prior to the Effective Time or that vest in connection with the Closing.

“Escrow Agent” shall mean Computershare Trust Company, Inc., or another institution acceptable to Parent and the Stockholder Representative.

“Escrow Amount” shall mean an amount equal to USD$36,400,000.

“Estimated Third Party Expenses” shall mean the amount of Third Party Expenses incurred, but not yet paid by the Company prior to or at the Closing, including Third Party Expenses incurred prior to the Closing that the Company anticipates will be payable by the Company after the Closing, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties who provided services to the Company in connection with the transactions contemplated herein on or prior to the Closing Date, as estimated by the Company in good faith and based on reasonable assumptions as of the Closing Date; provided, however, that, for the avoidance of doubt, any invoices for fees or expenses received by Parent or the Surviving Corporation after the Closing for services provided to the Company or its Subsidiaries on or prior to the Closing Date in connection with the transactions contemplated herein shall be considered Third Party Expenses; provided further, however, that any fees, costs, obligations or expenses resulting from or relating to any Parent Optional Action shall not be deemed Estimated Third Party Expenses hereunder.

“Exchange Ratio” shall mean the quotient obtained by dividing (i) the Total Consideration less the Preferred Preference by (ii) the Total Outstanding Common Shares, rounded to the nearest one-hundredth (0.01) (with amounts 0.005 and above rounded up).

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Knowledge” or “Known” shall mean, (i) with respect to the Company, the actual knowledge of Doug Walker, Joanne Rusnell, Peter Mehlstaeubler, Dave Wharry, James Christopher and David Wexler after appropriate inquiry of those employees who have managerial responsibility in respect of the matter of such inquiry and (ii) with respect to any Principal Stockholder, the actual knowledge of such Principal Stockholder.

“Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.

“Option Exchange Ratio” shall mean the quotient obtained by dividing (i) the Exchange Ratio by (ii) the Trading Price, rounded to the nearest one-hundredth (0.01) (with amounts 0.005 and above rounded up).

“Parent Common Stock” shall mean shares of the common stock, par value $0.01 per share, of Parent, together with the accompanying Preferred Share Purchase Rights.

“Parent Option” shall mean any option to purchase shares of Parent Common Stock issued pursuant to the terms of Section 1.6(d) hereof in connection with the assumption of a Company Option.

“Parent Optional Action” shall mean any action or omission by the Company, Surviving Corporation or any of its Subsidiaries undertaken (or not undertaken) in respect of the assumption of certain Company Options contemplated in Section 1.6(e) (including the issuance of the assumption agreements referred to therein), the termination of any employees of the Company or any of its Subsidiaries, or any third party financing secured by Parent in connection with the transactions contemplated herein.

“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Plan” shall mean Company’s 2004 Stock Option Plan.

“Preferred Preference” shall mean that amount equal to the sum of the Preferred Preference Per Share for all shares of Company Preferred Stock (including any rights convertible into, or exercisable or exchangeable for, shares of Company Preferred Stock on an as-converted, exercised, or exchanged basis) issued and outstanding immediately prior to the Effective Time, rounded to the nearest one hundredth (0.01) (with amounts 0.005 and above rounded up).

“Preferred Preference Per Share” shall mean, for each share of the Total Outstanding Preferred Shares, an amount in cash (without interest) equal to the Liquidation Value (as such term is defined in the Certificate of Incorporation (as amended and/or restated prior to the Closing Date)) together with the accrued and unpaid dividends thereon.

“Preferred Share Purchase Rights” shall mean the right to purchase one one-thousandth (0.001) of a share of Parent’s Series A Preferred Stock, $0.01 par value per share.

“Pro Rata Portion” shall mean, with respect to each holder of Company Preferred Stock, Company Common Stock or those Company Vested Options that are exercised prior to, or in connection with, the Merger or otherwise converted into the right to receive the Option Merger Consideration, an amount equal to the quotient obtained by dividing (i) the amount of cash issuable pursuant to Sections 1.6(b) and 1.6(d) hereof in respect of the Company Preferred Stock, Company Common Stock or such Company Vested Options, owned by such holder as of the Effective Time (plus, in the case of holders of Company Vested Options, the exercise price of such Company Vested Options being converted into the right to receive the Option Merger Consideration) by (ii) the aggregate amount of cash issuable to all holders of Company Preferred Stock, Company Common Stock and such Company Vested Options, pursuant to Sections 1.6(b) and 1.6(d) hereof as of the Effective Time (plus the exercise price of all such Company Vested Options being converted into the right to receive the Option Merger Consideration); provided, however, that, for the avoidance of doubt, the sum of the Pro Rata Portions for all holders of Company Preferred Stock, Company Common Stock and such Company Vested Options shall be equal to one.

“Related Agreements” shall mean the Reciprocal Confidentiality Agreement, Accel-KKR Non-Competition and Non-Solicitation Agreement, Certificate of Merger, Stockholder Written Consent and 280G Waivers, entered into by the Company or any of the Principal Stockholders in connection with the transactions contemplated herein.

“SEC” shall mean the United States Securities and Exchange Commission.

“Stockholder” shall mean any holder of any Company Capital Stock immediately prior to the Effective Time, including any holder of a Company Vested Option that, pursuant to Section 1.6(d), is exercised prior to the Effective Time or otherwise converted into the right to receive the Option Merger Consideration.

“Stockholders Agreement” shall mean that certain Stockholders Agreement, dated as of June 15, 2004, by and among the Company, the Principal Stockholders and each of the other entities and individuals set forth from time to time on the signature pages thereto, as amended, modified or substituted from time to time.

“Total Consideration” shall mean an aggregate amount equal to (i) USD$182,000,000 plus (ii) the Balance Sheet Adjustment Amount (in the event that such amount exceeds the Balance Sheet Target) or minus the Balance Sheet Adjustment Amount (in the event that such amount is less than the Balance Sheet Target).

“Total Outstanding Common Shares” shall mean the aggregate number of shares of Company Common Stock (including all shares of Company Common Stock issued upon the exercise of all Company Vested Options and, for the avoidance of doubt, shares of Company Common Stock that would have otherwise been issuable upon exercise of those Company Vested Options that are both (a) not exercised prior to the Effective Time and (b) converted into the right to receive the Option Merger Consideration pursuant to Section 1.6(d)(ii)) and any other rights convertible into, or exercisable or exchangeable for, shares of Company Common Stock on an as-converted, exercised, or exchanged basis) issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock issuable upon the exercise of Company Unvested Options and Company Common Stock held by the Company as treasury stock). Notwithstanding the foregoing, Total Outstanding Common Shares shall not include any shares of Company Common Stock issuable upon the exercise of Company Options that either expire, are cancelled by the Company or assumed by Parent concurrently with or immediately prior to the Effective Time to the extent not exercised or shares of Company Preferred Stock (including any rights convertible into, or exercisable or exchangeable for, shares of Company Preferred Stock on an as-converted, exercised, or exchanged basis) issued and outstanding immediately prior to the Effective Time.

“Total Outstanding Preferred Shares” shall mean the aggregate number of shares of Company Preferred Stock (including any rights convertible into, or exercisable or exchangeable for, shares of Company Preferred Stock on an as-converted, exercised, or exchanged basis) issued and outstanding immediately prior to the Effective Time.

“Total Outstanding Shares” shall mean the Total Outstanding Common Shares and the Total Outstanding Preferred Shares.

“Trading Price” shall mean the greater of: (i) the average closing sale price of one share of Parent Common Stock as reported on the Nasdaq National Market for the 10 consecutive trading days ending on the date that is three trading days immediately preceding the Closing Date; or (ii) the closing sale price of one share of Parent Common Stock as reported on the Nasdaq National Market for the day immediately preceding the Closing Date, in either case, as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events.

“United States and Canadian Subsidiaries” means Alias Systems (US) Holding Company, a Delaware corporation, Alias Systems, Inc., a California corporation, and Alias Systems Corp., and Systemes Alias Quebec Inc.

(b) Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holders of shares of Company Capital Stock, each share of Company Capital Stock (excluding, for avoidance of doubt, unexercised Company Options, which shall be treated as provided for in Section 1.6(d) below) issued and outstanding immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement, including the escrow provisions set forth in Article VIII hereof, will be cancelled and extinguished and will be converted automatically into the right to receive, upon surrender of the Company Stock Certificate representing such shares of Company Capital Stock in the manner provided in Section 1.8 hereof, that portion of the Total Consideration, without interest, as set forth below:

(i) each outstanding share of Company Preferred Stock will be converted automatically into the right to receive the Preferred Preference Per Share;

(ii) each outstanding share of Company Common Stock will be converted automatically into such amount of cash (without interest) equal to the Exchange Ratio;

(iii) for purposes of calculating the amount of cash payable to each Stockholder pursuant to this Section 1.6(b), all shares of Company Capital Stock held by each Stockholder shall be aggregated on a certificate-by-certificate basis. The amount of cash to be paid to each Stockholder for each share certificate shall be rounded up to the nearest cent;

(iv) notwithstanding anything set forth in this Section 1.6, any Dissenting Shares will be treated as set forth in Section 1.7 hereof; and

(v) each share of Company Capital Stock held in the treasury of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof, and no payment shall be made with respect thereto.

(c) Payment of Excess Assets. Any Excess Assets that become final and not subject to challenge pursuant to Section 8.6 shall be paid by Parent to each Stockholder based on such Stockholder’s Pro Rata Portion, as reflected in the Spreadsheet; provided, however, that in no event will any share of Company Preferred Stock receive more than its respective Preferred Preference Per Share.

(d) Assumption of Certain Company Unvested Options; Termination of Certain Company Options.

(i) As of the Effective Time, each Company Unvested Option that is outstanding and not cancelled by the Company at or prior to the Effective Time pursuant to Section 6.9 hereof shall, subject to Section 1.6(e), be assumed by Parent as a Parent Option. Except as otherwise set forth in this Agreement, each Company Unvested Option so assumed by Parent pursuant to this Section 1.6(d) shall continue to have, and be subject to, the same terms and conditions set forth in the Plan and the option agreements relating thereto, as in effect immediately prior to the Effective Time, except that (A) such assumed Company Unvested Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Unvested Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Unvested Option shall be equal to the quotient obtained by dividing the exercise price per share of Company Common Stock at which such assumed Company Unvested Option was exercisable immediately prior to the Closing Date by the Option Exchange Ratio, rounded up to the nearest whole cent and shall otherwise comply with Notice 2005-1 or any subsequent applicable guidance issued prior to the Closing Date (including without limitation Regulation § 1.424-1 to the extent incorporated into Notice 2005-1 or such subsequent guidance), such that the Company Unvested Option so assumed will not be treated as a deferral of compensation subject to Code § 409A.

(ii) As of the Effective Time, each then outstanding Company Option that is either (A) a Company Vested Option or (B) a Company Option held by a Person who is not employed by the Company or one of its Subsidiaries immediately prior to the Effective Time, shall by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holder thereof, other than the Company delivering any notices required pursuant to the terms of the Plan, terminate; provided, however, that for any such Company Options that are Company Vested Options, such Company Vested Options shall be converted into and shall become a right to receive an amount in cash, without interest, with respect to each share subject thereto, equal to the excess, if any, of the Exchange Ratio over the per share exercise price of such Company Option (such amount being hereinafter referred to as the “Option Merger Consideration”). For purposes of clarity, the aggregate exercise prices of such Company Vested Options shall be treated as cash and part of current assets for purposes of the Balance Sheet Adjustment Amount. The payment of the Option Merger Consideration to the holder of a Company Option described in this Section 1.6(d)(ii) shall be reduced by such Person’s Pro Rata Portion of the escrow obligations set forth in Article VIII, any income or employment tax withholding required under the Code or any provision of state, local or foreign tax law. To the extent that amounts are withheld pursuant to the preceding sentence, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Company Option. Prior to the Effective Time, the Company shall take all action necessary to effect the terminations anticipated by this Section 1.6(d)(ii) under any such outstanding Company Options, including any actions required by the Plan.

(iii) Prior to the Effective Time, and subject to the review and approval of Parent, the Company shall take all actions necessary (other than the actions described in Section 1.6(e) which shall be the sole responsibility of Parent) to effect the transactions anticipated by this Section 1.6 under all Company Option agreements and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all required notices.

(e) Assumption Agreement. Following the Closing, Parent shall issue to each holder of a Company Unvested Option to be assumed by Parent pursuant to Section 1.6(d) hereof a document evidencing the assumption of such Company Unvested Option, by Parent, and, as a condition to such assumption, each former holder of a Company Unvested Option so assumed by Parent shall acknowledge the receipt of the same in exchange for such holder’s Company Unvested Option.

(f) Withholding Taxes. The Company and, on its behalf, Parent and the Surviving Corporation, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as may be required to be deducted or withheld therefrom under any provision of federal, local or foreign tax law or under any applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g) Stockholder Loans. In the event that any Stockholder has outstanding loans from the Company or any of its Subsidiaries as of the Effective Time, the consideration payable to such Stockholder pursuant to this Section 1.6 shall be reduced by an amount equal to the sum of the outstanding principal plus accrued interest of such Stockholder’s loans as of the Effective Time (the “Amount Owed”). Such loans shall be satisfied as to the amount by which the consideration is reduced pursuant to this Section 1.6(g). To the extent the consideration payable to such Stockholder is so reduced, such amount shall be treated for all purposes under this Agreement as having been paid to such Stockholder, and the Amount Owed shall be treated as current assets for purposes of the Balance Sheet Adjustment Amount.

(h) Capital Stock of Sub. Each share of Common Stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

1.7 Dissenting Shares.

(a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has not effectively withdrawn or lost such holder’s appraisal rights under Delaware Law (the “Dissenting Shares”) shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 1.6 hereof, but the holder thereof shall only be entitled to such rights as are provided by Delaware Law.

(b) Notwithstanding the provisions of Section 1.7(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s Dissenting Shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in Section 1.6 hereof, without interest thereon, and subject to the provisions of Section 8.4 hereof, upon surrender of the certificate representing such shares.

(c) The Company shall give Parent (i) prompt notice of any written demand for appraisal of Company Capital Stock received by the Company pursuant to the applicable provisions of Delaware Law and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, which shall not be unreasonably withheld, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any Stockholder with respect to such demands shall be submitted to Parent in advance and shall not be presented to any Stockholder prior to the Company receiving Parent’s consent, which shall not be unreasonably withheld. Notwithstanding the foregoing, to the extent that Parent, the Surviving Corporation or the Company (y) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (z) following the Effective Time, incurs any Losses (including attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares (excluding payments for such shares) ((y) and (z) together “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Article VIII hereof the amount of such Dissenting Share Payments without regard to the Deductible Amount.

1.8 Surrender of Certificates.

(a) Exchange Agent. The Secretary of Parent, or a Person selected by Parent, shall serve as the exchange agent (the “Exchange Agent”) for the Merger.

(b) Parent to Provide Cash. Immediately following the Closing, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I the aggregate amount of cash payable pursuant to Section 1.6 hereof in exchange for outstanding shares of Company Capital Stock, and, in accordance with Section 1.8(c), the Exchange Agent shall, following the Closing, pay to each Stockholder the amount of cash to which each such Stockholder is entitled under Sections 1.6(b) or 1.6(d)(ii), as the case may be. Parent will direct the Exchange Agent to immediately distribute at Closing the cash to be received at Closing to those Stockholders who have delivered the Exchange Documents to the Exchange Agent at least 10 days prior to the Closing. Notwithstanding the foregoing, Parent shall deposit into the Escrow Fund, on behalf of those Stockholders who are obligated to contribute to the Escrow Fund, an amount of cash equal to the Escrow Amount out of the aggregate amount of cash otherwise payable to such Stockholders pursuant to Section 1.6 hereof; provided, however, that the Escrow Amount will not include the Pro Rata Portion of the Escrow Amount for any Stockholder who exercises its appraisal rights pursuant to Section 1.7, in which case Parent shall set aside such Stockholder’s Pro Rata Portion along with the amount of cash that such Stockholder would otherwise be entitled to receive pursuant to Section 1.6(b). Parent shall be deemed to have contributed on behalf of each such Stockholder his or her Stockholder’s Pro Rata Portion of the Escrow Amount to the Escrow Fund, rounded to the nearest cent (with amounts greater than or equal to $0.005 rounded up). If the sum of the Pro Rata Portions (each rounded to the nearest cent) for all Stockholders does not equal the Escrow Amount (and the amount is less than $100.00), then the appropriate amount will be added to or subtracted from the Pro Rata Portion of Accel-KKR such that the sum of the rounded Pro Rata Portions does equal the Escrow Amount.

(c) Exchange Procedures. Concurrently with the delivery of the Information Statement (defined below), Parent, the Company or the Exchange Agent shall mail a letter of transmittal (including related attachments) in the form attached hereto as Exhibit E or an option cancellation agreement, as the case may be (the “Exchange Documents”), to each Stockholder at the address set forth opposite each such Stockholder’s name on the Spreadsheet. After receipt of such Exchange Documents, the Stockholders will surrender the certificates representing their shares of Company Capital Stock, if any, duly endorsed in blank or accompanied by duly executed assignment documents (the “Company Stock Certificates”) to the Exchange Agent for cancellation together with duly completed and validly executed Exchange Documents. Upon surrender of a Company Stock Certificate, if any, for cancellation to the Exchange Agent, together with such Exchange Documents, duly completed and validly executed in accordance with the instructions thereto, subject to the terms of Section 1.8(d) hereof, at the Closing such Stockholder shall be entitled to receive from the Exchange Agent in exchange therefor, the cash amounts (less the amount of cash to be deposited in the Escrow Fund on such holder’s behalf pursuant to Section 1.8(b) hereof and Article VIII hereof) to which such holder is entitled pursuant to Section 1.6(b) or Section 1.6(d)(ii) hereof, and the Company Stock Certificate, if any, so surrendered shall be cancelled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the cash amounts payable in exchange for shares of Company Capital Stock (without interest) into which such shares of Company Capital Stock shall have been so converted. No portion of the Total Consideration will be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate and the Exchange Documents pursuant hereto.

(d) Transfers of Ownership. If any cash amounts are to be disbursed pursuant to Section 1.6 hereof to a Person other than the Person whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of any portion of the Total Consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(e) Exchange Agent to Return Cash Consideration. At any time following the last day of the sixth month following the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to Parent or its designated successor or assign all cash amounts that have been deposited with the Exchange Agent pursuant to Section 1.8(b) hereof, and any and all interest thereon or other income or proceeds thereof, not disbursed to the Stockholders pursuant to Section 1.8(c) hereof, and thereafter such Stockholders who did not receive their respective cash consideration shall be entitled to look only to Parent (subject to the terms of Section 1.8(f) hereof) only as general creditors thereof with respect to any and all cash amounts that may be payable to such Stockholders pursuant to Sections 1.6(b) or 1.6(d)(ii) hereof upon the due surrender of such Company Stock Certificates, if any, and duly executed Exchange Documents in the manner set forth in Section 1.8(c) hereof. No interest shall be payable for the cash amounts delivered to Parent pursuant to the provisions of this Section 1.8(e) and which are subsequently delivered to such Stockholders.

(f) Investment of Exchange Fund. The Exchange Agent shall invest the cash in the Exchange Fund as directed by Parent on a daily basis; provided, however, that if any such investment or loss thereon shall affect the amounts payable to the Stockholders pursuant to Section 1.6 hereof, Parent shall pay in cash the full amount of such shortfall. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to the Stockholders pursuant to Section 1.6 hereof shall promptly be paid to Parent.

(g) No Liability. Notwithstanding anything to the contrary in this Section 1.8, neither the Exchange Agent, the Surviving Corporation, nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.9 No Further Ownership Rights in Company Capital Stock. The cash amounts paid or to be paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights and obligations, other than the indemnification rights and obligations arising hereunder, pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.10 Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such cash amount, if any, as may be required pursuant to Section 1.6 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the Stockholder who is the owner of such lost, stolen or destroyed certificates to either (a) deliver a bond in such amount as it may reasonably direct or (b) provide an indemnification agreement in a form and substance acceptable to Parent, against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

1.11 Tax Consequences. Neither party makes any representations or warranties regarding the tax treatment of the Merger or any of the transactions or agreements contemplated hereby, and each party acknowledges that it is relying solely on its own tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby.

1.12 Adjustments to Per Share Cash Consideration. The amount of cash payable to the Stockholders on a per share basis pursuant to Section 1.6 and any other applicable numbers or amounts shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Capital Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Capital Stock occurring or having a record date on or after the date hereof and prior to the Effective Time.

1.13 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Sub, and the officers and directors of the Company, Parent and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Sub, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section, subsection, paragraph and subparagraph numbers; provided, however, that, other than any exception to Section 2.10(a), each section, subsection, paragraph and subparagraph of the disclosure schedules shall be deemed to incorporate by reference all information disclosed in any other section, subsection, paragraph and subparagraph of the disclosure schedules if the relevance of such disclosure to such other section, subsection, paragraph and subparagraph is reasonably apparent from the face of the disclosure in the disclosure schedule) supplied by the Company to Parent (the “Disclosure Schedule”) and dated as of the date hereof, on the date hereof and (except where a representation or warranty is made as of the date hereof or a specific date set forth herein) as of the Closing Date, as though made on the Closing Date, as follows:

2.1 Organization of the Company.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary, except where the failure to be so qualified or licensed would not have a Company Material Adverse Effect. The Company has made available a true and correct copy of its certificate of incorporation, as amended to date (the “Certificate of Incorporation”) and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent. The Board of Directors of the Company has not approved or proposed any amendment to any of the Charter Documents.

(b) Section 2.1(b) of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof. Except as set forth in Section 2.1(b) of the Disclosure Schedule, the operations now being conducted by the Company are not now conducted by the Company under any other name.

(c) Section 2.1(c) of the Disclosure Schedule lists every state or foreign jurisdiction in which the Company has Employees or facilities.

2.2 Company Capital Structure.

(a) The authorized capital stock of the Company consists of 65,000 shares of Company Preferred Stock, 10,000,000 shares of Class A Common Stock, and 1,000,000 shares of Class B Common Stock. As of the date hereof, 57,853 shares of Company Preferred Stock are issued and outstanding, 6,428,200 shares of Class A Common Stock are issued and outstanding, and no shares of Class B Common Stock are issued and outstanding. As of the date hereof, the Company Capital Stock is held by the persons in the amounts set forth in Section 2.2(a) of the Disclosure Schedule which further sets forth for each such person the number of shares held, class and/or series of such shares and the number of the applicable stock certificates representing such shares. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and, except as set forth in Section 2.2(a) of the Disclosure Schedule, are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound. Except as set forth in Section 2.2(a) of the Disclosure Schedule, there are no shares of issued and outstanding Company Common Stock that are unvested or subject to a repurchase option, risk of forfeiture or other condition under any applicable stock restriction agreement or other agreement with the Company.

(b) All outstanding shares of Company Capital Stock and Company Options have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any Stockholder) in compliance with all applicable federal, state and foreign securities laws, rules and regulations, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any Stockholder) in accordance with any right of first refusal or similar right or limitation Known to the Company, including those in the Charter Documents. The Company has no other capital stock authorized, issued or outstanding.

(c) Except for the Plan and except as set forth in Section 2.2(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any person. The Company has reserved 1,100,000 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company in connection with the exercise of Company Options granted under the Plan. As of the date hereof, (i) 981,510 shares are issuable upon the exercise of currently outstanding, unexercised Company Options granted under the Plan, (ii) no shares have been issued upon the exercise of Company Options previously granted under the Plan and remain outstanding as of the date hereof and (iii) 128,210 shares remain available for future grant. Section 2.2(c) of the Disclosure Schedule sets forth for each Company Option outstanding as of the date hereof, the name of the holder of such Company Option, the domicile address of such holder, the number of shares of Company Capital Stock issuable upon the exercise of such Company Option, the exercise price of such Company Option, the date of grant of such Company Option, the vesting schedule for such Company Option, including the extent vested to date and whether the vesting of such Company Option is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events (including a complete description of any such acceleration provisions), and whether such option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code. The terms of the Plan and the applicable agreements for each Company Option permit the assumption or substitution for Parent Options as provided in this Agreement, without the consent or approval of the holders of such securities (other than as contemplated by Section 1.6(e)) the Stockholders or otherwise and without any acceleration of the exercise schedules or vesting provisions in effect for such Company Options. True and complete copies of all forms of agreements and instruments relating to or issued under the Plan (including any agreements and instruments that differ materially in substance from such forms) have been made available to Parent, and, except as indicated in the copies made available to Parent, such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof made available to Parent (except for such amendments, modifications or supplements that are required by this Agreement). Except as set forth in Section 2.2(c) of the Disclosure Schedule, as of the date hereof, all holders of Company Options are current employees of the Company.

(d) Section 2.2(d) of the Disclosure Schedule sets forth as of June 30, 2005 the outstanding principal, accrued interest and applicable rate of interest of all outstanding Stockholder loans described in Section 1.6(g) hereof.

(e) As of the date hereof, except for the Company Options and except as set forth in Section 2.2(e) of the Disclosure Schedule, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company or any of its Subsidiaries is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth in Section 2.2(e) of the Disclosure Schedule, as of the date hereof, there are no outstanding or authorized stock appreciation, phantom stock or other similar rights with respect to the Company or any of its Subsidiaries. Except as contemplated hereby and in the Stockholders Agreement, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party or, to the Knowledge of the Company, otherwise. Except as set forth in Section 2.2(e) of the Disclosure Schedule, there are no agreements to which the Company or any of its Subsidiaries is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock. As a result of the Merger and, subject to Section 1.6(e) hereof, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

2.3 Subsidiaries.

(a) Section 2.3(a)(i) of the Disclosure Schedule lists each entity in which, as of the date hereof, the Company owns any shares of capital stock or any interest in, or controls, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity. Section 2.3(a)(ii) of the Disclosure Schedule lists each corporation, limited liability company, partnership, association, joint venture or other business entity of which, as of the date hereof, the Company owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body (each, a “Subsidiary”). Except as set forth in Section 2.3(a)(iii) of the Disclosure Schedule, other than the Subsidiaries, the Company does not have any subsidiaries or affiliated companies and does not otherwise own any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity. Each entity listed on Section 2.3(a)(iii) of the Disclosure Schedule that is no longer in existence has been duly dissolved in accordance with its charter documents and the laws of the jurisdiction of its incorporation or organization and there are no outstanding liabilities or obligations (outstanding, contingent or otherwise), including taxes, with respect to any such entity. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Subsidiary has the corporate power to own its properties and to carry on its business as currently conducted. Each Subsidiary is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. A true and correct copy of each Subsidiary’s charter documents and bylaws, each as amended to date and in full force and effect on the date hereof, has been made available to Parent. Section 2.3(a)(iii) of the Disclosure Schedule lists the directors and officers of each Subsidiary as of the date hereof. The operations now being conducted by each Subsidiary are not now conducted under any other name. All of the outstanding shares of capital stock of each Subsidiary are directly or indirectly owned of record and beneficially by the Company or one of its Subsidiaries. All outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the charter documents or bylaws of such Subsidiary, or any agreement to which such Subsidiary is a party or by which it is bound, and have been issued in material compliance with all applicable legal requirements.

(b) There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which any Subsidiary is a party or by which it is bound obligating the Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock of such Subsidiary or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock or other similar rights with respect to any of the Subsidiaries. Neither the Company nor any Subsidiary has agreed or is obligated to make any future investment in or capital contribution to any Person.

2.4 Authority. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement by the Stockholders. This Agreement and the Merger have been unanimously approved by the Board of Directors of the Company as of the date hereof. This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and limitations on the availability of equitable remedies.

2.5 No Conflict. Except as set forth in Section 2.5 of the Disclosure Schedule, the execution and delivery by the Company of this Agreement and any Related Agreements to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not (x) materially conflict with or result in any material violation of or default under (with or without notice or lapse of time, or both) or (y) give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under or result in an expiration of, or (z) require the payment of any additional amounts or consideration other than ongoing fees, royalties, payments or other consideration which the Company or any of its Subsidiaries, as the case may be, would otherwise be required to pay had the transactions contemplated by this Agreement not occurred under (any such event, a “Conflict”) (a) any provision of the Charter Documents or the organizational documents of any of its Subsidiaries, as amended, (b) any mortgage, indenture, lease, contract, covenant, plan, insurance policy or other agreement, instrument, arrangement, understanding or commitment, permit, concession, franchise or license (each a “Contract” and collectively the “Contracts”) required to be disclosed pursuant to Section 2.16(a) (or any other Contract which, if terminated, modified or replaced to cure such Conflict, would result in a substantial, additional expense to the Company), to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets (whether tangible or intangible) are bound, or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible). Section 2.5 of the Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Contracts required to be disclosed pursuant to Section 2.16(a) for any such Contract to remain in full force and effect after the Effective Time (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and limitations on the availability of equitable remedies) other than as a result of any Person’s act or omission after the Closing.

2.6 Governmental Consents.

(a) No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”), is required by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and any Related Agreements to which the Company or any of its Subsidiaries is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Notification and Report Forms with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) and the expiration or termination of the applicable waiting period under the HSR Act; (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under any other foreign merger control regulations identified in Section 2.6 of the Disclosure Schedule, including those as may be required under the Competition Act (Canada) (the “Competition Act”) and the Investment Canada Act (the “IC Act”); (c) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would not be material to the Company and its Subsidiaries taken as a whole or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, waiver, approval, order, authorization, registration, declaration or filing; (d) the filing of the

Certificate of Merger with the Secretary of State of the State of Delaware; and (e) the adoption of this Agreement and approval of the transactions contemplated by this Agreement by the Stockholders.

(b) The aggregate value of the assets of the Company and its affiliates (as that term is defined in the Competition Act) in Canada does not exceed CA $72,100,000, determined as of June 30, 2005 and in such manner as is prescribed for purposes of the Competition Act.

(c) The gross revenues from sales in, from or into Canada of the Company and its affiliates (as that term is defined in the Competition Act), determined for the year ended June 30, 2005 and in such manner as is prescribed for purposes of the Competition Act, do not exceed CA $87,480,000.

2.7 Company Financial Statements. Section 2.7 of the Disclosure Schedule sets forth the Company’s (a) (i) audited consolidated balance sheet as of June 25, 2004, and the related consolidated statements of income, cash flow and stockholders’ equity for the 10 day period then ended, and (ii) audited combined balance sheet as of June 15, 2004 and the related combined statements of income and cash flow for the period from June 28, 2003 to June 15, 2004 (the “Year-End Financials”), and (b) unaudited consolidated balance sheet as of June 30, 2005 (the “Balance Sheet Date”), and the related unaudited consolidated statements of income, cash flow and stockholders’ equity for the twelve (12) months and five days then ended (the “Interim Financials”). Except as set forth in Section 2.7 of the Disclosure Schedule, the Year-End Financials and the Interim Financials (collectively referred as the “Financials”) have been prepared in accordance with GAAP consistently applied on a consistent basis throughout the periods indicated and consistent with each other (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP). Except as set forth in Section 2.7 of the Disclosure Schedule, the Financials present fairly in all material respects the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The methodology described in Section 1.6(a)(i) of the Disclosure Schedule for calculating the Trial Run is consistent with the methodology used by the Company to prepare the Financials, subject to any exception specifically described in Schedule 1.6(a)(i). The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”

2.8 Internal Controls. Except as set forth in Section 2.8 of the Disclosure Schedule, the Company and each of its Subsidiaries has established and documented, and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Financials), including policies and procedures that (a) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (b) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Company and (c) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Except as set forth in Section 2.8 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries (including any Employee thereof) nor the Company’s independent auditors has identified, and the Company does not have any Knowledge of, (x) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (y) any fraud, whether or not material, that involves the Company management or other Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (z) any claim or allegation regarding any of the foregoing.

2.9 No Undisclosed Liabilities. Except as set forth in Section 2.9 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other, in each case which would be required to be reflected on a balance sheet prepared in accordance with GAAP, except for those which (a) have been reflected in the Current Balance Sheet, (b) were incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date and prior to the date hereof, or (c) have arisen since the date hereof and are not prohibited by Section 5.1 hereof.

2.10 No Changes. Except as set forth in Section 2.10 of the Disclosure Schedule, (a) since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has been subject to any event or suffered any change that has had or is reasonably expected to have a Company Material Adverse Effect and (b) since the Balance Sheet Date but prior to the date hereof, neither the Company nor any of its Subsidiaries has:

(i) entered into any transaction except in the ordinary course of business as conducted on that date and consistent with past practices;

(ii) entered into any modifications, amendments or changes to the Company’s Charter Documents or the organizational documents of any Subsidiary;

(iii) made any capital expenditure, transaction or commitment exceeding $75,000 individually;

(iv) paid, discharged, waived or satisfied, in any amount in excess of $75,000 in any one case, any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company or any of its Subsidiaries), other than payments, discharges or satisfactions in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

(v) suffered any destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or material customer of the Company or any of its Subsidiaries (whether or not covered by insurance);

(vi) been subject to any material employment dispute, including claims or matters raised by any individual, Governmental Entity, or workers’ representative organization, bargaining unit or union, regarding, claiming or alleging labor trouble, wrongful discharge or any other unlawful employment or labor practice or action with respect to the Company or any of its Subsidiaries;

(vii) adopted or changed their accounting methods or practices (including any change in depreciation or amortization policies or rates) other than as required by GAAP;

(viii) adopted or changed any election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, entered into an agreement or settlement of any claim or assessment in respect of Taxes, or extended or waived the limitation period applicable to any claim or assessment in respect of Taxes;

(ix) written down the value of inventory or written off notes or accounts receivable in excess of $75,000 in any one case;

(x) declared, set aside or paid a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock or the capital stock of any Subsidiary, or approved any split, combination or reclassification in respect of any shares of Company Capital Stock or the capital stock of any Subsidiary, or approved any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or the capital stock of any Subsidiary, or directly or indirectly repurchased, redeemed, or acquired any shares of Company Capital Stock or the capital stock of any Subsidiary (or options, warrants or other rights convertible into, exercisable or exchangeable therefor), except in accordance with the agreements evidencing Company Options;

(xi) other than in the ordinary course of business (A) increased the salary or other compensation (including equity based compensation) payable to any of their respective officers, directors, employees or consultants or (B) declared, paid or committed to pay (whether in cash or equity) any severance payment, termination payment, bonus, special remuneration or other additional or similar salary or compensation (including equity based compensation), in each case to any of their respective officers, directors, employees or consultants;

(xii) entered into, amended or terminated any Material Contract to which they are a party other than in the ordinary course of business;

(xiii) sold, leased, licensed or otherwise disposed of any of their material assets (whether tangible or intangible) or other material properties, except for agreements with customers entered into in the ordinary course of business;

(xiv) created any security interest in any of their assets or properties (whether tangible or intangible);

(xv) made any loan to or guaranteed any indebtedness of any Person (except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices), or purchased any debt securities of any Person or entered into any amendment to the terms of any such outstanding loan agreement;

(xvi) incurred any indebtedness for borrowed money (other than under outstanding loan agreements), amended the terms of any such outstanding loan agreement, or issued or sold any debt securities of the Company or any of its Subsidiaries;

(xvii) waived or released any material right or material claim, including any waiver, release or other compromise of any significant account receivable of the Company or any of its Subsidiaries;

(xviii) commenced or settled any lawsuit, or other formal investigation against the Company or any of its Subsidiaries relating to any of their businesses, properties or assets, or, to the Knowledge of the Company, received notice of the threat of any such lawsuit or other formal investigation;

(xix) received any formal written notice of any claim with respect to the ownership, interest or right by any Person other than the Company or any of its Subsidiaries in the Company Intellectual Property owned by or developed or created by the Company or any of its Subsidiaries or of infringement by the Company or any of its Subsidiaries of any other Person’s Intellectual Property;

(xx) except for issuances of Company Capital Stock upon the exercise of Company Options issued under the Plan, issued, sold, transferred or granted, (A) any shares of Company Capital Stock or shares of capital stock of any of its Subsidiaries or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock or shares of capital stock of any of its Subsidiaries, or (B) any subscriptions, warrants, options, rights or securities to acquire any of the foregoing;

(xxi) other than Standard Form Agreements entered into in the ordinary course of business (A) sold, leased, licensed or transferred any Company Intellectual Property or executed, modified or amended any agreement with respect to Company Intellectual Property with any Person or with respect to the Intellectual Property of any Person, (B) purchased or licensed any Intellectual Property or executed, modified or amended any agreement with respect to the Intellectual Property of any Person, (C) entered into any agreement or modification or amendment of an existing agreement with respect to the development of any Intellectual Property with a third party, or (D) changed the pricing or royalties set or charged by the Company or any of its Subsidiaries to its customers or licensees or the pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company or any of its Subsidiaries, in each case (A) – (D), other than in the ordinary course of business consistent with past practice, not to exceed $75,000 in any one case;

(xxii) entered into any agreement (other than Standard Form Agreements entered into in the ordinary course of business) or modification to any Contract pursuant to which any other party is or was granted marketing, distribution, development, delivery, manufacturing or similar rights to any Company Products or Technology of the Company or any of its Subsidiaries, except for those Contracts entered in the ordinary course of business consistent with past practice in an amount not to exceed $75,000 in any one case;

(xxiii) purchased or sold any interest in real property, granted any security interest in any real property, entered into or renewed, amended or modified any lease, license, sublease or other occupancy of any Leased Real Property or other real property;

(xxiv) acquired, or agreed to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or acquired or agreed to acquire any assets or any equity securities that are material, individually or in the aggregate, to the business of the Company or its Subsidiaries;

(xxv) adopted or amended any Company Employee Plan, or executed or amended any Employee Agreement (other than the execution of the Company standard offer letter);

(xxvi) executed any strategic alliance, affiliate or joint marketing arrangement or agreement, in each such case, in an amount in excess of $75,000 in any one case;

(xxvii) other than in connection with the transactions contemplated by this Agreement, entered into any action to accelerate the vesting schedule of any Company Options;

(xxviii) hired, promoted, demoted or terminated or otherwise changed the employment status or title of any Employees, other than in the ordinary course of business;

(xxix) issued or agreed to issue any refunds, credits, allowances or other concessions with customers with respect to amounts collected by or owed to the Company in excess of $75,000; or

(xxx) agreed to do any of the things described in the preceding clauses (i) through (xxix) of this Section 2.10 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and any Related Agreements).

2.11 Accounts Receivable.

(a) The Company has made available to Parent a list of all accounts receivable, whether billed or unbilled, of the Company and its Subsidiaries as of the Balance Sheet Date, together with an aging schedule (of only billed accounts receivable) indicating a range of days elapsed since invoice.

(b) All of the accounts receivable, whether billed or unbilled, of the Company and its Subsidiaries arose in the ordinary course of business and are carried at values determined in accordance with GAAP consistently applied. No Person (except for those set forth on Section 2.11(b) of the Disclosure Schedule) has any Lien on any accounts receivable of the Company and its Subsidiaries other than those relating to the Company’s credit line with Canadian Imperial Bank of Commerce, and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company and its Subsidiaries.

2.12 Tax Matters.

(a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all federal, state, provincial, local and foreign taxes, assessments and other governmental charges, duties, impositions, installments and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, capital and value added goods and services, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.12(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.12(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b) Tax Returns and Audits. Except as set forth in Section 2.12(b) of the Disclosure Schedule:

(i) The Company and each of its Subsidiaries have (a) prepared and timely filed all required federal, state, provincial, local and foreign returns, estimates, information statements, elections, forms, transfer pricing studies and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company or any of its Subsidiaries or their respective operations and such Returns are true and correct and have been completed in accordance with applicable law and (b) timely paid all Taxes required to be paid, whether or not shown to be due on such Returns.

(ii) The Company and each of its Subsidiaries have paid, withheld or reported with respect to their respective Employees and other third parties and from any related Person, all federal, state, provincial and foreign income Taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act, Canada Pension Plan, Employment Insurance Act (Canada) and other Taxes required to be paid or withheld, and have timely paid such Taxes over to the appropriate authorities.

(iii) Neither the Company nor any of its Subsidiaries has any Tax deficiency outstanding, assessed or proposed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

(v) As of the Balance Sheet Date, neither the Company nor any of its Subsidiaries had any liabilities for unpaid Taxes, whether asserted or unasserted, contingent or otherwise, which have not been accrued or reserved on the Current Balance Sheet. Neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the Balance Sheet Date other than in the ordinary course of business.

(vi) The Company has made available to Parent or its legal counsel, copies of all significant Returns for the Company and its Subsidiaries filed for all periods since June 30, 2004.

(vii) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes other than Liens for Taxes not yet due and payable. Neither the Company nor any of its Subsidiaries has Knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company or any of its Subsidiaries.

(viii) Neither the Company nor any of its Subsidiaries (a) has ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) is a party to any Tax sharing, indemnification or allocation agreement, (c) has any liability for the Taxes of any person (other than Company or any of its Subsidiaries), under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or agreement, or otherwise or (d) is a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(ix) The Company is not a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(x) No adjustment relating to any Return filed by the Company or any of its Subsidiaries has been proposed formally or, to the Knowledge of the Company, informally by any Tax authority to the Company or any of its Subsidiaries or any representative thereof.

(xi) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(xii) None of the Company or any of its Subsidiaries has engaged in a “reportable transaction” as set forth in Treasury Regulation Section 1.6011-4(b)(2), or any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(xiii) Neither the Company nor any of its Subsidiaries is subject to Tax in any jurisdiction other than its place of incorporation or formation by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that jurisdiction. Neither the Company nor any of its Subsidiaries is liable for any Tax as the agent of any other person or business or constitutes a permanent establishment or other place of business of any other person, business or enterprise for any Tax purpose.

(xiv) Neither the Company nor any of its Subsidiaries will be required to include any income or gain or exclude any deduction or loss from taxable income as a result of (a) any change in method of accounting under Section 481(c) of the Code, closing agreement under Section 7121 of the Code, deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code (or in each case, under any similar provision of applicable law), (b) installment sale or open transaction disposition or (c) prepaid amount received on or prior to the Closing Date to the extent that such amount is reflected as an asset without any corresponding or offsetting liability on the Current Balance Sheet.

(xv) The Company has provided to Parent all documentation relating to, and is in full compliance with all terms and conditions of, any Tax exemption, Tax holiday or other Tax reduction agreement or order of a territorial or non-U.S. government with respect to the Company and each of its Subsidiaries. The consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday, or other Tax reduction agreement or order.

(xvi) The Company and each of its Subsidiaries have in their possession official foreign receipts for any Taxes paid to it by any foreign Tax authorities.

(xvii) No Company Stockholder holds shares of Company Capital Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made, and no payment to any Company Stockholder of any portion of the consideration payable pursuant to this Agreement will result in compensation or other income to such Company Stockholder with respect to which Parent, the Company or any subsidiary of Parent or the Company would be required to deduct or withhold any taxes.

(xviii) None of the Company nor its Subsidiaries has deducted any amount in computing its income in a taxation year which may be included in a subsequent taxation year under section 78 of the Income Tax Act (Canada).

(xix) No circumstances exist which would make any of the Company or its Subsidiaries subject to the application of any of sections 79 to 80.04 of the Income Tax Act (Canada).

(xx) None of the Company or its Subsidiaries has acquired property or services from, or disposed of property or provided services to, a person with whom it does not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) for an amount that is other than the fair market value of such property or services, or has been deemed to have done so for purposes of the Income Tax Act (Canada).

(c) Executive Compensation Tax. Except as set forth in Section 2.12(c) of the Disclosure Schedule, there is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any Employee of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

2.13 Restrictions on Business Activities . There is no judgment, injunction, order or decree to which the Company or any of its Subsidiaries is a party or otherwise binding upon the Company or any of its Subsidiaries which has or may reasonably be expected to have the effect of prohibiting or impairing any current business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, the conduct of business by the Company or any of its Subsidiaries, or otherwise limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person. In addition, except as disclosed in Section 2.13 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has entered into any agreement under which the Company or any of its Subsidiaries is restricted from selling, licensing, manufacturing or otherwise distributing any of its Technology or Company Products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

2.14 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a) Neither the Company nor any of its Subsidiaries owns any real property, nor has the Company or any of its Subsidiaries ever owned any real property. Section 2.14(a) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries for the operation of their business (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto, and, with respect to any current lease, license, sublease or other occupancy right, the aggregate annual rental payable thereunder as of the date hereof.

(b) The Company has made available to Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”); and there are no other Lease Agreements for real property affecting the Leased Real Property or to which the Company or any of its Subsidiaries is bound, other than those identified in Section 2.14(a) of the Disclosure Schedule. All such Lease Agreements are valid and effective in accordance with their respective terms, except for such instances of non-compliance or failures to be in full force and effect as could not reasonably be expected to materially affect the ability of the Company or any of its Subsidiaries to obtain the benefit of such leases, and, except as set forth in Section 2.14(b) of the Disclosure Schedule, there is not, under any of such Lease Agreements, any existing default, past due rentals or event of default (or event which with notice or lapse of time, or both, would constitute a default). Neither the Company nor any of its Subsidiaries has received any written notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn or waived by the landlord. The Company or any of its Subsidiaries currently occupies all of the Leased Real Property for the operation of its business except as set forth in Section 2.14(b) of the Disclosure Schedule. There are no other parties occupying, or with a right to occupy, the Leased Real Property, except as set forth in Section 2.14(b) of the Disclosure Schedule. Neither the Company nor any of its Subsidiaries owes brokerage commissions or finders fees with respect to any such Leased Real Property not reflected on the Closing Date Balance Sheet.

(c) Neither the operation of the Company or any of its Subsidiaries on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement, ordinance, rule, regulation or statute relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions.

(d) Except as set forth in Section 2.14(d) of the Disclosure Schedule, the Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable or being contested in good faith through appropriate proceedings for which adequate reserves have been established, (iii) such imperfections of title and encumbrances, if any, which do not detract materially from the value or interfere with the present use of the property subject thereto or affected thereby and (iv) statutory liens to secure landlords, lessors or renters under leases or rental agreements and that are confined to property located at the Leased Real Property (collectively, the “Permitted Liens”).

(e) The material items of equipment owned or leased by the Company or any of its Subsidiaries (i) are adequate for the conduct of the business of the Company and its Subsidiaries as currently conducted, and (ii) are in good operating condition in all material respects, subject to normal wear and tear.

2.15 Intellectual Property.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Active Customers” means those customers of the Company or its Subsidiaries that have paid for, received or are entitled to receive, any Company Product or service offered by the Company or any of its Subsidiaries.

“Actual Knowledge of the Company” means the actual knowledge of Joanne Rusnell, Peter Mehlstaeubler, Doug Walker and Mary Ruijs.

“Business” means the operation of the businesses of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries as of the date hereof, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, support, provision and sale or license of any Current Company Product or services, and further including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, support, provision and sale or license of any Proposed Company Product.

“Commercial Code” means generally commercially available binary code (other than development tools and development environments) where available for an average cost of not more than $5,000 for a perpetual license for a single user or work station (or $50,000 in the aggregate for all users and work stations).

“Company Intellectual Property” means any and all Intellectual Property that is owned by or exclusively licensed to the Company or its Subsidiaries. All Company Intellectual Property that is an Intellectual Property Right (other than Trade Secrets) that are material to the conduct of the Business (including services provided by the Company or any of its Subsidiaries) and the business as proposed by the Company to be conducted in existence as of the date of this Agreement are identified in Section 2.15(a)(i) of the Disclosure Schedule. For the sake of clarity, an item of Technology that is owned by a third Person (such as a CDROM, tape, box, etc.) is not Company Intellectual Property even if such Technology contains embodiments of Intellectual Property Rights that are owned by the Company or its Subsidiaries. In that case, only Intellectual Property Rights, and not the Technology, are included in the definition of Company Intellectual Property

“Company Products” means Software and any products that are or have been in the preceding five (5) years offered for sale, lease or license by the Company or any of its Subsidiaries.

“Company Registered Intellectual Property” means Registered Intellectual Property that is owned or filed in the name of the Company or any of its Subsidiaries.

“Current Company Products” means those Company Products that are as of the date hereof offered for sale, lease or license by the Company or any of its Subsidiaries.

“Intellectual Property” means Technology (as defined below) and Intellectual Property Rights.

“Intellectual Property Rights” means, collectively, all of the following intangible legal rights in any and all jurisdictions throughout the world, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (i) issued patents, pending patent applications, patent disclosures, and patent rights, including any and all continuations, continuations in part, divisionals, provisionals, reissues, reexaminations, utility, model and design patents or any extensions thereof, inventions, invention disclosures, discoveries and improvements, with respect to patentable subject matter (“Patent”); (ii) works of authorship and rights associated with works of authorship, including copyrights, copyright applications, copyright registrations, circuit topographies, codes, software and Moral Rights; (iii) mask works and other non-patentable inventions, discoveries and improvements; (iv) rights in trademarks, trademark registrations, and applications therefore, trade names, business names, brand names, service marks, service names, logos, or trade dress, and general intangibles of a like nature or other indications of source and any goodwill symbolized by or associated with such marks (“Trademarks”); (v) rights relating to trade secrets (including those trade secrets defined in the United States Uniform Trade Secrets Act, and under corresponding statutory and common law of any country in the world or under any treaty), confidential business, technical and know how information inventions, invention disclosures, blueprints, drawings, specifications, designs, plans, proposals, discoveries, improvements, concepts, ideas, compositions, inventor’s notes, methods, processes, formulae, techniques, technical data, business and marketing plans and other proprietary or non-public business information, including customer lists, research and development information (whether or not patentable), excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (“Trade Secret”); (vi) Internet domain names, World Wide Web URLs or addresses, any goodwill associated therewith and any other rights relating thereto granted by any governmental or quasi governmental authority, including Internet domain name registrars (“Domain Name”); (vii) claims, causes of action, defenses, and rights to sue for past infringement relating to the enforcement of any of the foregoing; (viii) any goodwill symbolized by or associated with any of the foregoing; and (ix) all other intellectual or proprietary rights that are enforceable in any and all jurisdiction throughout the world.

“IP Contract” means any Contract to which the Company or any of its Subsidiaries is a party that relates to any Intellectual Property Rights other than (i) in-license Contracts of public or Open Source Technology listed in Section 2.15(y) of the Disclosure Schedule, (ii) in-license

Contracts for Commercial Code, and (iii) Standard Form Agreements. Notwithstanding, IP Contracts shall (1) be limited to those Contracts entered into on or after January 1, 2000, together with such other Contracts that to the Actual Knowledge of the Company are within the scope of the foregoing definition, and (2) exclude any terminated or expired Contracts under which, to the Actual Knowledge of the Company, the Company has no present or future performance obligations.

“Moral Rights” means any right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not such would be prejudicial to the author’s reputation, and any similar right, such as recognition of authorship or access to work, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

“Object Code” shall mean computer software, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“Proposed Company Products” means those software products that constitute or are designed or intended by the Company to be incorporated into the Scheduled Product Releases.

“Registered Intellectual Property” shall mean Intellectual Property Rights that have been registered, filed, certified or recorded with or by any Governmental Entity.

“Scheduled Product Releases” means each and every new version or release of a Company Product or new product that is presently contemplated by the Company to be offered for sale, lease or license by the Company or any Subsidiary any time after the date hereof through and including December 31, 2006.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or Object Code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all User Documentation, including user manuals and training materials, relating to any of the foregoing, in each case developed, owned or distributed by the Company or any of its Subsidiaries.

“Source Code” shall mean human readable computer software and code, in form other than Object Code form or machine readable form, including related programmer comments and annotations, help text, data and data structures, object-oriented and other code, which may be printed out or displayed in human readable form.

“Standard Form Agreement” shall mean (i) customer licenses; (ii) conductor participation agreements; (iii) reseller agreements; (iv) affiliate provider agreements; (v) contracted services agreements; (vi) system integrator agreements; (vii) other standard form agreements used by the Company in the course of its business; and (viii) non-exclusive non-disclosure agreements, in each of (i)-(vii) that do not materially differ in substance from the Company’s standard forms included in Section 2.15(a)(ii) of the Disclosure Schedule.

“Technology” shall mean any or all tangible embodiments of the following: (i) works of authorship including, without limitation, computer programs in any form, including but not limited to, Source Code and Object Code, whether embodied in software, firmware or otherwise, development tools, documentation, designs, files, records, data and all media on which any of the foregoing is recorded, all mask works; (ii) inventions (whether or not patentable), improvements, and technology; (iii) proprietary and confidential information, trade secrets and know how; (iv) databases, data compilations and collections, customer lists and technical data; (v) logos, trade names, trade dress, trademarks and service marks; and (vi) all instantiations and disclosures of the foregoing in any form and embodied in any media, and all documentation related to the foregoing.

“User Documentation” means explanatory and informational materials concerning the Company Products (and/or Proposed Company Products to the extent in existence as of the Closing), in printed or electronic format, which the Company or any Subsidiary has released for distribution to end users with such Company Products, which may include manuals, descriptions, user and/or installation instructions, diagrams, printouts, listings, flow-charts and training materials, contained on visual media such as paper or photographic film, or on other physical storage media in machine readable form.

(b) Section 2.15(b) of the Disclosure Schedule (i) lists all Company Registered Intellectual Property as of the date hereof and (ii) lists any current proceedings or actions relating to any of the Company Registered Intellectual Property before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”), the Canadian Intellectual Property Office (the “CIPO”) or equivalent authority anywhere in the world) in which any of the Company Registered Intellectual Property is involved.

(c) All necessary registration, maintenance and renewal fees in connection with Company Registered Intellectual Property presently due have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States, Canada or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property. Each item of Company Registered Intellectual Property (other than Patents) that is not an application is, valid and subsisting. With respect to Company Registered Intellectual Property that is a Patent, each such item of Company Registered Intellectual Property (that is not a Patent application) is, valid and subsisting; provided, however, no representation is made to Patent invalidity that results from any reason other than (i) a failure to disclose to the applicable patent or other relevant governmental organization prior art that was known, or should have been known in the exercise of reasonable diligence, or (ii) any act, statement or failure to act by or on behalf of the Company. There are no actions that must be taken by any Person within 120 days of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property

(d) Section 2.15(d) of the Disclosure Schedule lists all Current Company Products. Except as set forth in Section 2.15(d) of the Disclosure Schedule, for each Company Product that constitutes or includes Intellectual Property Rights that are owned by the Company or any of its Subsidiaries, the Company and each of its Subsidiaries have taken appropriate measures to make all such Company Intellectual Property Registered Intellectual Property.

(e) Except as set forth in Section 2.15(e) of the Disclosure Schedule, as of the Closing Date, all Company Intellectual Property that is owned by the Company or any of its Subsidiaries will be fully transferable, alienable or licensable by the Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party, subject to Permitted Liens.

(f) Each item of Company Intellectual Property owned by the Company or any of its Subsidiaries, including all Company Registered Intellectual Property listed in Section 2.15(b) of the Disclosure Schedule, is free and clear of any Liens other than Permitted Liens.

(g) The Company is the sole owner or exclusive licensee of all Intellectual Property Rights (other than Domain Names) in Company Intellectual Property, subject to Permitted Liens.

(h) Except as set forth in Section 2.15(h) of the Disclosure Schedule, to the extent that any Intellectual Property material to the Business (including services provided by the Company or any of its Subsidiaries) and the business as proposed by the Company to be conducted (including without limitation the Current Company Products and Proposed Company Products (to the extent in existence as of the Closing)) has been developed or created independently or jointly by any Person other than the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries has provided funding or compensation for such development or creation, the Company or such Subsidiary, as the case may be, has a written Contract with such Person with respect thereto, and the Company or such Subsidiary, as the case may be, thereby has obtained a valid and enforceable assignment sufficient to transfer ownership of, and are the exclusive owners of, all such Intellectual Property Rights therein (including the right to seek future and unrecovered past damages with respect to third party infringers) by operation of law or by valid assignment, and, has obtained the waiver, to the maximum extent permitted under applicable law, of all applicable Moral Rights. With respect to any such assignment of Registered Intellectual Property, the Company or such Subsidiary, as the case may be, and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company or such Subsidiary, as the case may be, has recorded each such assignment with the relevant Governmental Entity, including the PTO, the U.S. Copyright Office, CIPO or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

(i) Except for Permitted Liens and excluding Domain Names, no third party owns or has any right to own (contingent or otherwise) any of the Company Intellectual Property that is owned by the Company or any of its Subsidiaries. Except as set forth in Section 2.15(i) of the

Disclosure Schedule, neither the Company nor any of its Subsidiaries has (i) since January 1, 2000, or to the Actual Knowledge of the Company, transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property Rights that is or was Company Intellectual Property and material to the conduct of the Business (including services provided by the Company or any of its Subsidiaries) and the business as proposed by the Company to be conducted, to any other Person or (ii) permitted the Company’s or any of its Subsidiaries’ rights in Company Registered Intellectual Property or Copyrights or Trademarks owned by the Company or its Subsidiaries to lapse or enter into the public domain since January 1, 2002, except for Intellectual Property Rights expiring at the end of their statutory term (as applicable).

(j) Except as set forth in Section 2.15(j) of the Disclosure Schedule, there is no IP Contract pursuant to which the Company or its Subsidiaries has granted any Person any right, license or permission to use any of the Trademarks which are part of the Company Intellectual Property other than non-exclusive licenses under Contracts where the right of the other Person to use such Trademarks is or will be within six (6) months from the date hereof terminated or expired, or is subject to an unqualified right of termination in favor of the Company or its Subsidiaries as applicable exercisable within six (6) months of the date hereof. Except as set forth in Section 2.15(j) of the Disclosure Schedule, none of such marks has since January 1, 2002 been, or is now, involved in any opposition or cancellation proceedings, nor are any such proceedings threatened to the Knowledge of the Company.

(k) The (i) Company Intellectual Property (ii) the public or Open Source Technology listed in Section 2.15(y) of the Disclosure Schedule, (iii) Commercial Code and (iv) the licenses set forth on Section 2.15(l) of the Disclosure Schedule, constitute all of the material Intellectual Property Rights used in, necessary to or that otherwise would be infringed by, the conduct of the business of the Company and its Subsidiaries as it currently is conducted, including the design, development, manufacture, use, import, support and sale or license of any products or services provided by the Company or any of its Subsidiaries. To the Knowledge of Company, Section 2.15(k) of the Disclosure Schedule sets forth a list of any third party software that Company and/or any of its Subsidiaries expects to use with, or that is otherwise required by, any Proposed Company Product, excluding only software for which the Company is licensed for such Proposed Company Product use and which software is already disclosed in Section 2.15(l) or Section 2.15(y) of the Disclosure Schedule.

(l) Section 2.15(l) of the Disclosure Schedule lists all IP Contracts that (i) relate to Active Customers, (ii) provide the Company or any Subsidiaries any license or right to any Intellectual Property Right of a third party that is material to the Business (including services provided by the Company or any of its Subsidiaries) and the business as proposed by the Company to be conducted, or (iii) are otherwise material to the Business (including services provided by the Company or any of its Subsidiaries) and the business as proposed by the Company to be conducted.

(m) Except for Contracts to which the Company or any of its Subsidiaries is a party that may provide ownership or license rights to improvements or derivative works created in violation of the terms of such Contract, no third party that has licensed Intellectual Property or Intellectual Property Rights to the Company or any of its Subsidiaries has ownership rights or license rights to improvements or derivative works made by the Company or any of its Subsidiaries in or to such third party Intellectual Property. The Company or any of its Subsidiaries has not created any improvements or derivative works in violation of the terms of any Contract.

(n) Except for Contracts disclosed pursuant to any subsection of Section 2.15 of the Disclosure Schedule, and except for obligations under Standard Form Agreements entered into in the ordinary course of business, neither the Company nor any of its Subsidiaries is a party to any Contract pursuant to which the Company or such Subsidiary, as applicable, has any material obligations (whether or not contingent) relating to Intellectual Property which obligations have not been performed, waived or satisfied.

(o) There are no Contracts between the Company or any of its Subsidiaries and any other Person with respect to Company Intellectual Property or other Intellectual Property used in and/or necessary to the conduct of the business as it is currently conducted or contemplated by the Company or any of its Subsidiaries to be conducted under which there is any material unresolved dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company or any of its Subsidiaries thereunder.

(p) The operation of the business of the Company and its Subsidiaries as it has been and is currently conducted, or is contemplated to be conducted, by the Company and its Subsidiaries, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, support and sale or license of any Company Product has, not, does not and will not, when conducted in substantially the same manner by Parent and/or Surviving Corporation following the Closing (including without limitation the design, development, use, import, branding, advertising, promotion, marketing, manufacture, support and sale or license of any Proposed Company Product) infringe or misappropriate any Intellectual Property Rights of any Person, violate any similar right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction. Neither the Company nor any of its Subsidiaries has received notice from any Person in the past five years claiming that such operation or any act, Company Product or Intellectual Property of the Company or any of its Subsidiaries, infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any valid basis therefor). Notwithstanding, the Company makes no representations under this Section with respect to: (1) any copyright infringement or trade secret misappropriation arising from software authored by, or modifications made by, or for, Parent and/or Surviving Corporation following Closing; (2) any Patent infringement relating to a Proposed Company Product where Parent (or any of the officers and directors of Surviving Corporation) has actual knowledge of such Patent infringement prior to marketing or selling such Proposed Company Product; (3) any

Patent infringement relating to any Proposed Company Product that (i) was not substantially developed as of Closing, and (ii) Parent fails to subject such Proposed Company Product to Patent infringement review in a manner consistent with Parent’s own Patent infringement review practices for its own products of a similar nature; nor (4) any future products of, or new services offered by, the Parent and/or Surviving Corporation, other than the Proposed Company Products.

(q) Neither this Agreement nor the transactions contemplated by this Agreement, will result in or purport to result, pursuant to any Contract to which the Company or any of its Subsidiaries is a party, in any of the following, to the extent the following would not have occurred in the absence of this Agreement or the transactions contemplated hereby: (i) Parent, any of its subsidiaries or the Surviving Corporation granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them, (ii) Parent, any of its subsidiaries or the Surviving Corporation, being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) Parent, any of its subsidiaries or the Surviving Corporation being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively.

(r) To the Knowledge of the Company, there are no legal opinions to the effect that any of the subject matters of the Intellectual Property Rights in the Company Intellectual Property may be or are invalid or unenforceable, or official actions or other notices from any Governmental Entity that any of the subject matters or claims of pending applications for registration constituting any of such Company Intellectual Property are unregistrable.

(s) Except as disclosed in Section 2.15(s) of the Disclosure Schedule, to the Knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property.

(t) Each of the Company and its Subsidiaries has taken reasonable steps that are required or necessary to protect the Company’s rights in confidential information and trade secrets of the Company and any of its Subsidiaries or provided by any other Person to the Company or any of its Subsidiaries. Without limiting the foregoing, (i) each of the Company and its Subsidiaries has, and enforces, a policy requiring each current employee and former employee employed by the Company or its Subsidiaries in the five years preceding the Effective Date, to execute proprietary information, confidentiality and assignment agreements substantially in the Company’s standard form for employees (a copy of which is attached as Schedule 2.15(t)(i) hereto (the “Employee Proprietary Information Agreement”)), (ii) each of the Company and its Subsidiaries has, and enforces, a policy requiring each current consultant or contractor and former consultant or contractor engaged by the Company or its Subsidiaries in the past five years preceding the Effective Date to execute a consulting agreement containing proprietary information, confidentiality and assignment provisions substantially in the Company’s standard form for consultants or contractors (a copy of which is attached as Schedule 2.15(t)(ii) hereto (the “Consultant Proprietary Information Agreement”)) and (iii) except as set forth in 2.15(t)(iii) of the Disclosure Schedule, all such current and former employees, consultants and contractors of the Company or any Subsidiary who have modified, developed or enhanced Company Products, Proposed Company Products (to the extent in existence as of the Closing), User Documentation, or have contributed to the creation of services offered or proposed by the Company to be offered by the Company or any of its Subsidiaries, or Intellectual Property Rights therein during the five (5) years preceding the Effective Date have executed an Employee Proprietary Information Agreement or a Consultant Proprietary Information Agreement, as appropriate. All current and former employees of the Company or any Subsidiary (in the five (5) years preceding the Effective Date) that are or were, at the time of employment, residents of Canada or whose employment relationships are or were governed by applicable laws in Canada have executed written agreements with the Company or its Subsidiaries that waive, to the maximum extent permitted under applicable law, for the benefit of the Company or its Subsidiaries, as appropriate, all applicable Moral Rights in any works of authorship relating to the business of the Company or its Subsidiaries, including but not limited to (to the extent applicable and where such waiver is permitted under applicable law) the right to the integrity of the work, the right to be associated with the work as its author by name or under a pseudonym and the right to remain anonymous.

(u) Except as disclosed in Section 2.15(u) of the Disclosure Schedule, no Company Intellectual Property owned by the Company or its Subsidiaries, Company Product or Proposed Company Product (in each case, to the Knowledge of Company only with respect to Intellectual Property licensed to Company or its Subsidiaries) is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, provision, transfer, assignment or licensing thereof by the Company or any of its Subsidiaries or may affect the validity, use or enforceability of such Company Intellectual Property.

(v) Except as set forth in Section 2.15(v) of the Disclosure Schedule, the Company and its Subsidiaries have the exclusive right to bring actions against any Person that is infringing any Intellectual Property Rights that are Company Intellectual Property and to retain for themselves any damages recovered in any such action.

(w) To the Knowledge of the Company, no (i) Company Product or publication of the Company or any of its Subsidiaries, (ii) material published or distributed by the Company or any of its Subsidiaries, or (iii) conduct or statement of the Company or any of its Subsidiaries (including published or public statements of their employees, agents and representatives) constitutes obscene material, a material defamatory statement or material, material false advertising or otherwise materially violates any similar law or regulation.

(x) During the five (5) year period preceding the date hereof and to the Actual Knowledge of the Company, no government funding, facilities or resources of a university, college, other educational institution or research center was used in the development of the Company Intellectual Property. No Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property. Schedule 2.15(x)of the Disclosure Schedule sets forth the government entities, universities, colleges, research centers, and other educational institutions of which, to the Knowledge of the Company, any current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries who was involved in, or who contributed to, the creation or development of any Company Products or Proposed Company Products (to the extent in existence as of the Closing), was an employee during a period of time that such employee, consultant or independent contractor was also performing such services for the Company or any of its Subsidiaries.

(y) Except as set forth in Section 2.15(y) of the Disclosure Schedule, no Company Intellectual Property or Intellectual Property of a third party or in the public domain that constitutes open source, public source or freeware Intellectual Property, or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU general public license or limited general public license or other software that is licensed pursuant to a license that purports to require the distribution of, or access to, Source Code or purports to restrict one’s ability to charge for distribution of software (collectively “Open Source”), was used in, incorporated into, integrated or bundled with any Intellectual Property that is, or was, incorporated in or used in the development or compilation of any Current Company Products or Proposed Company Products (to the extent in existence as of the Closing) or otherwise distributed by the Company or any of its Subsidiaries. Section 2.15(y) of the Disclosure Schedule sets forth a list of all Open Source that is included in, or provided or distributed with, any Current Company Products or Proposed Company Products (to the extent in existence as of Closing) and for each use of Open Source: (i) a description of the functionality of the Open Source, (ii) the applicable license terms, (iii) the applicable Current Company Products or Proposed Company Products (to the extent in existence as of the Closing), and (iv) to the Knowledge of the Company, the copyright holder(s) of such Open Source.

(z) Except as set forth in Section 2.15(l) of the Disclosure Schedule, or pursuant to a Standard Form Agreement, and warranties implied by law, since January 1, 2000 and to the Actual Knowledge of the Company, neither the Company nor any of its Subsidiaries has given any material warranties or indemnities relating to Current Company Products, Proposed Company Products or services offered or provided by the Company or any of its Subsidiaries. The Company and its Subsidiaries are in material compliance with all warranties applicable to the Company Products only as and to the extent that such warranties are enforceable against the Company and its Subsidiaries (and/or the Surviving Corporation) as of the Closing Date. The Company has no material obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability or provide a right of rescission in each case with respect to the infringement or misappropriation by the Company or any of its Subsidiaries or such other Person of the Intellectual Property of any third Person.

(aa) Section 2.15(aa) of the Disclosure Schedule sets forth the Scheduled Product Releases and the estimated release date for each such release. The Company has a good faith reasonable belief that it can achieve the release of such Scheduled Product Releases substantially in accordance with such estimated release date schedule and is not currently aware of any change in its circumstances or other fact that has occurred that would cause it to believe that it will be unable to substantially meet such release schedule.

(bb) Other than (i) as expressly required under a Standard Form Agreement (including Exhibits thereto entered into in the ordinary course of business) or (ii) under an enforceable written agreement entered into with customers or third party developers in the ordinary course of business (which agreements provide (1) portions of Source Code that do not disclose any material Trade Secrets (e.g., templates, sample code, learning materials, programmer documentation, APIs, interfaces, etc.), (2) provide a limited non-exclusive right to use such Source Code and (3) contains commercially reasonable confidentiality protections for such Source Code (collectively, “Ordinary Source Code Licenses”)), neither the Company, any of its Subsidiaries, nor any other Person acting on any of their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Source Code that is embodied in any Current Company Product or Proposed Company Product. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, any of its Subsidiaries or any Person acting on their behalf to any Person of any Source Code that is Company Intellectual Property, except pursuant to a Standard Form Agreement or Ordinary Source Code License. Section 2.15(bb) of the Disclosure Schedule identifies each IP Contract (and other Contracts to the Actual Knowledge of the Company) to which the Company or any of its Subsidiaries is a party pursuant to which the execution of this Agreement or any of the other transactions contemplated by this Agreement, could result in the release from escrow of any Source Code that is Company Intellectual Property owned by Company or any of its Subsidiaries. Except pursuant to Section 2.15(bb) of the Disclosure Schedule or pursuant to a Standard Form Agreement or Ordinary Source Code License, Source Code that is Company Intellectual Property has never been removed from the Company’s (or its Subsidiaries’) owned or leased premises. Except pursuant to Standard Form Agreements or other non-exclusive “end user licenses” entered into in the ordinary course of business consistent with commercially reasonable practices which provide restricted rights to copy and use the Object Code of any Current Company Product or Proposed Company Product, no Person has been provided a copy of the Object Code of any of the Company Products or Proposed Company Products by the Company or any of its Subsidiaries.

(cc) All Current Company Products and services that have been provided by Company or any of its Subsidiaries perform in all material respects in accordance with their advertised, displayed, distributed or published specifications. The Company Products will operate with the operating platforms and hardware specified in Section 2.15(cc) of the Disclosure Schedule, provided that they are used in accordance with the applicable User Documentation. Notwithstanding, Company makes no representations in this section with respect to any defects, malfunctions or nonconformities or any failure of a Company Product that have been effectively disclaimed or limited under applicable Law (including any enforceable Contract).

(dd) Except for code that is intentionally included by the Company or its Subsidiaries to protect the Company Products from unauthorized reproduction, use or piracy, or to limit the functionality of the Company Products in accordance with the applicable User Documentation or that is limited for the customer under the applicable sales or license terms in the version, release, edition, or level purchased or obtained by the customer (e.g., “Unlimited,” “Complete,” “Personal Learning Edition,” demo or sample versions, student or education edition, etc.), all Company Products, Proposed Company Products (to the extent in existence as of the Closing) and Company Intellectual Property (owned by the Company, and all parts thereof) (and to the Knowledge and the Actual Knowledge of the Company, Company Products, Proposed Company Products and Company Intellectual Property licensed to the Company or any of its Subsidiaries) are free of any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that in each case permit unauthorized access or the unauthorized disablement or unauthorized erasure of such Company Product or Company Intellectual Property (or all parts thereof) or data or other software of users or, except in the case of unreleased products, otherwise cause them to be incapable of being used in the full manner contemplated in the applicable User Documentation and applicable sales or license terms (“Contaminants”).

(ee) To the Knowledge and Actual Knowledge of the Company, there are no “Critical Problems” with the Current Company Products other than those disclosed in writing to Parent. For the purposes of the foregoing, “Critical Problem” means a problem, defect, malfunction, nonconformity or error which has been (or should reasonably be) assigned the most critical level of error for the Company’s internal tracking and reporting systems (level 0) or that is otherwise characterized as a “fix or fail” problem, in each case in a manner consistent with past practices and reasonable industry standards. Without limiting the foregoing, there have been, and are, no claims asserted against the Company, any of its Subsidiaries or (to the Knowledge and Actual Knowledge of Company any of their distributors) related to the Company Products or Company Intellectual Property and the Company and its Subsidiaries have not received notice nor has any Knowledge regarding any requirements to recall any Company Products.

(ff) The User Documentation associated with any Current Company Product contains no misstatements that would reasonably be expected to result in damage or loss to the data, software or systems of users, or otherwise result in Liability to the Company or any of its Subsidiaries.

(gg) Since January 1, 2000 and prior thereto to the Actual Knowledge of the Company, all installation services, programming services, integration services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Company or any Subsidiary were preformed in material conformity with the terms and requirements of all applicable warranties and other applicable Contracts and with all applicable Laws.

(hh) The Company and its Subsidiaries have sufficient research and development in progress to make all Scheduled Product Releases, and thereafter to continue to add features to the Company Products and Proposed Company Products consistent with past practices, provided that the Surviving Corporation continues to invest in the same level and quality of resources in such research and development after Closing.

(ii) The Company and its Subsidiaries have information technology systems sufficient to operate the business as it is currently conducted and as contemplated by the Company to be conducted in the one year period following the date hereof. The Company and its Subsidiaries have taken reasonable steps and implemented reasonable procedures to ensure that information technology systems used in connection with the operation of the Company and its Subsidiaries are free from Contaminants. The Company and its Subsidiaries have taken all reasonable steps to safeguard the information technology systems utilized in the operation of the business of the Company and its Subsidiaries. Except as set forth in Section 2.15(ii) of the Disclosure Schedule, since January 1, 2000 and to the Actual Knowledge of Company, there have been no successful unauthorized intrusions or breaches of the security of the information technology systems. The Company and its Subsidiaries have implemented or are in the process of implementing (or in the exercise of reasonable business judgment have determined that implementation is not yet in the best interest of the Company and its Subsidiaries) in a timely manner any and all security patches or security upgrades that are generally available for the Company’s information technology systems.

(jj) The Company and its Subsidiaries have materially complied with all applicable laws and their respective privacy policies relating thereto. True and correct copies of all privacy policies of the Company and its Subsidiaries are attached to Section 2.15(jj) of the Disclosure Schedule. The transactions contemplated by this Agreement (including the disclosures made by the Company or its Subsidiaries in the course of the due diligence in anticipation of the transactions contemplated by this Agreement) are not in material breach of applicable privacy laws or regulations or the respective internal privacy policies of the Company or its Subsidiaries. There is no complaint to or audit, proceeding, investigation or claim against, or to the Knowledge of the Company threatened against, any of the Company or its Subsidiaries or their businesses by the Office of the Privacy Commission of Canada or any other Governmental Entity, or by any Person in respect of the collection, use or disclosure of personal information by any Person in connection with the Company or its Subsidiaries or their businesses.

(kk) Section 2.15(kk) of the Disclosure Schedule sets forth an accurate and complete list of all Domain Names registered by or in the name of the Company or its Subsidiaries or used in the business of the Company or its Subsidiaries (“Owned Domain Names”). The Company and its Subsidiaries are the sole registrants of all right, title and interest in and to the Owned Domain Names, in each case free and clear of any and all Liens (other than Permitted Liens), covenants, conditions and restrictions or other adverse claims or interests of any kind or nature, and none of the Company or its Subsidiaries has received any notice or claim (whether written or oral) challenging the right to use or continue to use the Owned Domain Names, or suggesting that any other Person has any claim or legal or beneficial ownership with respect thereto. None of the Company or its Subsidiaries has granted any person any right, license or permission to use any of the Owned Domain Names.

2.16 Agreements, Contracts and Commitments. Except as set forth in Section 2.16(a) of the Disclosure Schedule:

(a) as of the date hereof, neither the Company nor any of its Subsidiaries is a party to, nor is it bound by any of the following (each, a “Material Contract” and collectively, the “Material Contracts”):

(i) any Employee Agreement, or any similar contractor, consulting or sales agreement, contract, or commitment with a firm or other organization that is significant to the Company or any of its Subsidiaries;

(ii) any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii) any fidelity or surety bond or completion bond;

(iv) any lease of real or personal property having a value in excess of $75,000 individually;

(v) any agreement of indemnification or guaranty;

(vi) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $75,000 individually;

(vii) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s and its Subsidiaries’ business;

(viii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(ix) any purchase order or contract for the purchase of materials involving in excess of $75,000 individually;

(x) any material construction contracts;

(xi) any dealer, distribution, strategic alliance, affiliate or development agreement, or any joint marketing agreement in which the payments received or paid by the Company or any of its Subsidiaries exceed $75,000 individually;

(xii) any agreement, contract or commitment to alter the Company’s interest in any Subsidiary, corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(xiii) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other agreement for use or distribution of the products, technology or services of the Company or any of its Subsidiaries (excluding Standard Form Agreements);

(xiv) any nondisclosure, confidentiality or similar agreement that is still in effect, other than those entered into with any actual or prospective customer or vendor in the ordinary course of business consistent with past practices (excluding Standard Form Agreements); or

(xv) any other agreement, contract or commitment (excluding Standard Form Agreements) that involves $75,000 individually per annum or more and is not cancelable without penalty within 30 days.

(b) Except as set forth in Section 2.16(b) of the Disclosure Schedule, each Material Contract, IP Contract, Standard Form Agreement and other Contract with third parties to which the Company or any of its Subsidiaries is a party or any of their respective properties or assets (whether tangible or intangible) is subject (the “Standard Contracts”) is a valid and binding agreement of the Company or any of its Subsidiaries, as the case may be, enforceable against such Person in accordance with its terms, and is in full force and effect with respect to the Company or the applicable Subsidiary and, to the Knowledge of the Company, any other party thereto, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and limitations on the availability of equitable remedies. The Company and each of its Subsidiaries are in material compliance with and have not materially breached, violated or defaulted under, or received written notice that they have materially breached, violated or defaulted under, any of the terms or conditions of any Material Contract, IP Contract, Standard Form Agreements, Contract with a Major Customer, or Standard Contract, nor, to the Knowledge of the Company, is any party obligated to the Company or any of its Subsidiaries pursuant to any such Material Contract, IP Contract, Standard Form Agreement, Contract with a Major Customer, or Standard Contract subject to any material breach, violation or default thereunder, nor does the Company have Knowledge of any event that with the lapse of time, giving of notice or both would constitute such a breach, violation or default by the Company, its Subsidiaries or any such other party not disclosed in Section 2.16(b) of the Disclosure Schedule. True and complete copies of each Material Contract disclosed in the Disclosure Schedule or required to be disclosed pursuant to this Section 2.16 have been made available to Parent; provided, however, that notwithstanding the foregoing, it is understood that the Company shall not be required to list in Section 2.16(b) of the Disclosure Schedule or make available to Parent any Material Contract described in Sections 2.16(a)(v) (with respect to Intellectual Property only), 2.16(a)(xiii) and 2.16(a)(xiv) unless (i) such Material Contract was entered into after January 1, 2000 or (ii) the Company has Actual Knowledge of such Material Contract.

(c) The Company and each of its Subsidiaries have fulfilled all material obligations required to have been performed by the Company or any Subsidiary prior to the date hereof pursuant to each Material Contract, IP Contract, Standard Form Agreement or Standard Contract to which the Company or any of its Subsidiaries is a party or any of their respective properties or assets (whether tangible or intangible) is bound.

(d) As of the date hereof, there are no disputes or disagreements, and the Company has no Knowledge as of the date hereof of any threatened disputes or disagreements, with respect to any Material Contract to which the Company or any of its Subsidiaries is a party or any of their respective properties or assets (whether tangible or intangible) is subject.

(e) The Material Contracts and IP Contracts to which the Company or any of its Subsidiaries is a party or any of their respective properties or assets (whether tangible or intangible) is subject which constitute licenses of goods, services or rights from third parties that are incorporated in any products, services or rights which the Company or its Subsidiaries sublicense to their customers are fully sublicenseable without any further payment to any Person, except as identified in Section 2.16(e) of the Disclosure Schedule. Except as disclosed in Section 2.16(e) of the Disclosure Schedule, no royalties, fees, honoraria, volume-based, milestone or other payments are payable by the Company or any of its Subsidiaries to any Person by reason of the ownership, use, sale, licensing, distribution or other exploitation of any Intellectual Property relating to the conduct or operation of the Business or the delivery or provision of any products, services or rights delivered or provided thereby or thereunder, except for obligations relating solely to end-user operating systems and application software, the license of which is obtained with the acquisition or license thereof.

(f) Except as may be set forth in Section 2.16(f) of the Disclosure Schedule, none of the Company or any of its Subsidiaries has granted any other Person any exclusive right to manufacture, have manufactured, assemble, license, sublicense or sell any Company Products or Proposed Company Products or to provide the services or proposed services of the business of the Company or any of its Subsidiaries.

(g) All outstanding indebtedness for borrowed money of the Company or its Subsidiaries may be prepaid without penalty.

2.17 Interested Party Transactions. Except as set forth in Section 2.17 of the Disclosure Schedule, no officer, director or Principal Stockholder of the Company or any of its Subsidiaries (nor any ancestor, sibling, descendant or spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has control), has or has had, directly or indirectly, (a) any interest in any entity which furnishes or sells, services, products, technology or Intellectual Property that the Company or any of its Subsidiaries furnishes or sells, (b) any interest in any entity that purchases from or sells or furnishes to the Company or any of its Subsidiaries, any goods or services, or (c) any interest in, or is a party to, any IP Contract or Material Contract; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.17. To the Knowledge of the Company, other than the Stockholders Agreement, there are no agreements, contracts, or commitments with regard to contribution or indemnification between or among any of the Stockholders.

2.18 Governmental Authorization. Each material consent, license, permit, grant or other authorization (a) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of their respective properties or (b) which is required for the operation of the Company or any of its Subsidiaries’ business as currently conducted (collectively, “Company Authorizations”) has been issued or granted to the Company or any of its Subsidiaries, as the case may be. The Company Authorizations are in full force and effect in all material respects and constitute all Company Authorizations required to permit the Company and its Subsidiaries to operate or conduct their respective businesses or hold any interest in their respective properties or assets in all material respects.

2.19 Litigation. Except as set forth in Section 2.19 of the Disclosure Schedule, there is no material action, suit, claim for damages or proceeding of any nature pending, or to the Knowledge of the Company as of the date hereof, threatened, against the Company or any of its Subsidiaries, their properties (tangible or intangible) or any of their officers or directors. Except as set forth in Section 2.19 of the Disclosure Schedule, there is no formal investigation or other proceeding pending or, to the Knowledge of the Company as of the date hereof, threatened, against the Company or any of its Subsidiaries, any of their respective properties (tangible or intangible) or any of their officers or directors by or before any Governmental Entity, in each case which could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries. No Governmental Entity has at any time prior to the date hereof challenged or questioned the legal right of the Company or its Subsidiaries to conduct their respective operations as presently or previously conducted. There is no basis for any action, suit or claim for damages by either of the Principal Stockholders or, as of the Closing, any director or officer of the Company or any of its Subsidiaries against the Company, and, to the Knowledge of the Company, there is no basis for any action, suit or claim for damages by either of the Principal Stockholders or any director or officer of the Company or any of its Subsidiaries for which they would be entitled to indemnification pursuant to the Charter Documents or any policy or policies of directors’ and officers’ liability insurance held by the Company; provided, however, that, for the avoidance of doubt, nothing in this Section 2.19 shall limit any rights that either of the Principal Stockholders or any director or officer of the Company and any of its Subsidiaries may have to make a claim for indemnification pursuant to the Charter Documents or such directors’ and officers’ liability insurance.

2.20 Minute Books. The minutes of the Company and each of its Subsidiaries containing records of all significant actions taken by the Stockholders, the Board of Directors of the Company and its Subsidiaries (and any committees thereof) since the time of incorporation of the Company and each of its Subsidiaries, as the case may be, have been made available to Parent for review. At the Closing, the minute books of the Company and each of its Subsidiaries will be in the possession of the Company.

2.21 Environmental Matters.

(a) Hazardous Material. Neither the Company nor any of its Subsidiaries: (i) operates or has operated any underground storage tanks at any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased, or (ii) has released (except in compliance with applicable environmental laws) any amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased, except as would not be reasonably likely to result in material liability to the Company or any of its Subsidiaries.

(b) Hazardous Materials Activities. Neither the Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed their employees or others to Hazardous Materials in material violation of any law or in a manner that would result in material liability to the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as “Hazardous Materials Activities”) in violation in any material respect of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c) Permits. The Company and each of its Subsidiaries currently hold all material environmental approvals, permits, licenses, clearances and consents (the “Environmental Permits”) necessary for the conduct of their Hazardous Material Activities and other businesses of each of the Company and each of its Subsidiaries as such activities and businesses are currently being conducted and as currently contemplated to be conducted.

(d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or, to the Knowledge of the Company, threatened, concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its Subsidiaries. The Company has no Knowledge of any fact or circumstance which could result in any environmental litigation or material liability which could reasonably be expected to impose upon the Company or any of its Subsidiaries any material environmental liability.

(e) Reports and Records. The Company and each of its Subsidiaries have made available to Parent all records in the Company’s or each such Subsidiary’s possession concerning the Hazardous Materials Activities of the Company and each of its Subsidiaries relating to their business and all environmental audits and environmental assessments of any Leased Real Property conducted at the request of, or otherwise in the possession of the Company or any of its Subsidiaries. The Company and each of its Subsidiaries have complied with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

2.22 Brokers’ and Finders’ Fees; Third Party Expenses. Except as set forth in Section 2.22 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Parent or the Surviving Corporation incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company. Section 2.22 of the Disclosure Schedule sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees.

2.23 Employee Benefit Plans and Compensation.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Employee Plan” shall mean any plan, program, policy, contract, agreement or other arrangement providing for severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, material fringe benefits or other material employee benefits, whether funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any Employee, or with respect to which the Company or any of its Subsidiaries has or may have any liability or obligation and any International Employee Plan.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“DOL” shall mean the United States Department of Labor.

“Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company or any of its Subsidiaries.

“Employee Agreement” shall mean, other than a Company Employee Plan or an International Employee Plan, each material management, employment, severance, separation, settlement, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter or any agreement providing for acceleration of Company Options, or any other agreement providing for compensation or benefits) between the Company or any of its Subsidiaries and any Employee.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“International Employee Plan” shall mean each employee benefit plan that has been adopted or maintained by the Company or any of its Subsidiaries, whether formally or informally or with respect to which the Company or any of its Subsidiaries will or may have any liability with respect to Employees who perform services outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act.

(b) Schedule. Section 2.23(b)(i) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan, each Employee Agreement under each Company Employee Plan, and each Employee Agreement as of the date hereof that, with respect to all of the above, cover current Employees or to which the Company or its Subsidiaries has or could have any liability. Neither the Company nor any of its Subsidiaries has, as of the date hereof, made any plan or commitment to establish any new Company Employee Plan or Employee Agreement or to materially modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement, and except for any such decisions made or actions taken in the ordinary course of business), or to enter into any Company Employee Plan or Employee Agreement except for any such decisions made or actions taken in the ordinary course of business. Section 2.23(b)(ii) of the Disclosure Schedule sets forth a table setting forth the name and base salary of each employee of the Company and each of its Subsidiaries as of the date hereof. Section 2.23(b)(iii) of the Disclosure Schedule contains an accurate and complete list of all Employees that have an existing consulting or advisory relationship with the Company or any of its Subsidiaries to which the Company or its Subsidiaries has or could have any liability.

(c) Documents. With respect to only such items that cover current Employees or to which the Company or its Subsidiaries has or could have any liability, the Company and each of its Subsidiaries have provided to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto, all related trust documents, and the most recent summary plan description together with the summary(ies) of material modifications thereto, if any (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (v) each affirmative action plan, if applicable, (vi) all material communications to any Employee relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to the Company or any of its Subsidiaries, (vii) all correspondence to or from any Governmental Entity relating to any Company Employee Plan, (viii) sample COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three most recent plan years, (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan, if applicable, and (xii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan, if applicable.

(d) Employee Plan Compliance. Each Company Employee Plan has been established and maintained, in all material respects, in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and to the Knowledge of the Company, no event or omission has occurred that could adversely affect the qualified status of any such Company Employee Plan, and any such plan may be terminated without incurring any surrender, liquidation or material administrative charges. Except as disclosed on Section 2.23(d) of the Disclosure Schedule, any Company Employee Plan intended to be registered under the Income Tax Act (Canada) has been registered and, to the Knowledge of the Company, no event has occurred that would result in the revocation of the registration of such Company Employee Plan (where applicable). To the Knowledge of the Company, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan that would result in any material liability. There are no material actions, suits or claims pending or, to the Knowledge of the Company, threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. There are no material audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. The Company and each of its Subsidiaries have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(e) No Pension Plan. Neither the Company nor any of its Subsidiaries has any liability with respect to any Pension Plan subject to Section 302 of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. Neither the Company nor any of its Subsidiaries has, or ever had, any liabilities with respect to any defined benefit pension plan, whether or not registered under the Income Tax Act (Canada).

(f) Collectively Bargained, Multiemployer and Multiple-Employer Plan. The Company and its Subsidiaries have no liability with respect to any multiemployer plan (as defined in Section 3(37) of ERISA).

(g) No Post-Employment Obligations. Except as disclosed in Section 2.23(g) of the Disclosure Schedule, of the Disclosure Schedule, no Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable law.

(h) Effect of Transaction. Except as disclosed in Section 2.23(h) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee, (ii) result in any forgiveness of indebtedness of an Employee, (iii) materially increase any benefits otherwise payable by the Company or any Subsidiary to an Employee or (iv) result in the acceleration of the time of payment or vesting of any such benefits to an Employee except as required under Section 411(d)(3) of the Code.

(i) Employment Matters. The Company and each of its Subsidiaries are in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, employee safety and health and wages and hours, and in each case, with respect to Employees, in all material respects: (i) have withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) are not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than, in each case, routine payments to be made in the normal course of business and consistent with past practice). Except as disclosed in Section 2.23(i) of the Disclosure Schedule, there are no material actions, suits, claims or administrative matters pending or, to the Knowledge of the Company as of the date hereof, threatened against the Company, any of its Subsidiaries, or any of their Employees relating to any Employee Agreement. There are no pending or, to the Knowledge of the Company, threatened material claims or actions against the Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary under any worker’s compensation policy. To the Knowledge of the Company, neither the Company nor any Subsidiary has direct or indirect material liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(j) Labor. No work stoppage or labor strike against the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees. There are no material actions, suits, claims, labor disputes or grievances pending or, as of the date hereof, threatened or relating to any labor matters involving any Employee, including charges of unfair labor practices. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor

Relations Act or any similar legislation, whether domestic or foreign, that would result in any material liability. Neither the Company nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees, and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. Prior to the date hereof, within the past year, neither the Company nor any of its Subsidiaries has incurred any material liability or obligation under WARN or any similar state or local law that remains unsatisfied.

(k) No Interference or Conflict. To the Knowledge of the Company, no stockholder, officer or Employee of the Company or any of its Subsidiaries is obligated under any contract or agreement or subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or any of its Subsidiaries or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted nor any activity of such officers or Employees in connection with the carrying on of the Company’s business or any of its Subsidiaries’ businesses as presently conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers or Employees is now bound.

(l) No Controlled Group Liabilities. Neither the Company nor any of its Subsidiaries has incurred any material liability with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) solely by reason of being treated as a single employer under Section 414(b), (c), (m) or (o) of the Code with any entity other than the Company and its Subsidiaries.

2.24 Insurance. Section 2.24 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any of its Subsidiaries, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies as of the date hereof. There is no material claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company or any of its Subsidiaries has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim as of the date hereof of which its total value (inclusive of defense expenses) could reasonably be expected to exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date), and the Company and each of its Subsidiaries are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Neither the Company nor any of its Subsidiaries has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan that would reasonably be expected to result in any material liability.

2.25 Compliance with Laws. The Company and each of its Subsidiaries is in material compliance with, has not materially violated, and has not received any notices of material violation with respect to, any foreign, federal, state or local statute, law or regulation.

2.26 Export Control Laws. The Company and each of its Subsidiaries has at all times conducted its export transactions in accordance with (y) all applicable U.S. export and reexport controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (z) all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing:

(a) The Company and each of its Subsidiaries have obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (i) the export and reexport of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(b) The Company and each of its Subsidiaries are in compliance with the terms of all applicable Export Approvals;

(c) There are no pending or, to the Company’s Knowledge, threatened claims against the Company or any Subsidiary with respect to such Export Approvals;

(d) No Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or such Export Approvals can be obtained expeditiously without material cost;

(e) Neither the Company nor any of its Subsidiaries engages in any boycott activities; and

(f) Section 2.26(f) of the Disclosure Schedule sets forth the true, complete and accurate export control classifications applicable to the Company’s products, services, software and technologies.

2.27 Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, employees or other Person associated with or acting on their behalf) has, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder (the “FCPA”), used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. The Company has established sufficient internal controls and procedures to ensure compliance with the FCPA and has made all such documentation available to Parent.

2.28 Substantial Customers and Suppliers.

(a) Section 2.28(a) of the Disclosure Schedule lists the 15 largest customers (the “Major Customers”) of the Company and its Subsidiaries on the basis of bookings for the 12-month period ending on the Balance Sheet Date. The Company and its Subsidiaries are seeking to renew those Contracts with Major Customers that otherwise terminate within the next six months or are otherwise seeking to provide for continuing business relationships with such Major Customers in a manner consistent with the Company’s past practices. As of the date hereof, there are no disputes or disagreements, and the Company has no Knowledge of any threatened disputes or disagreements, with any Major Customer that would reasonably be expected to lead to a termination, non-renewal or any other cancellation of any Contract with such Major Customer. True and complete copies of each Contract with a Major Customer have been made available to Parent.

(b) Section 2.28(b) of the Disclosure Schedule lists the 15 largest suppliers of the Company and its Subsidiaries on the basis of cost of goods or services purchased for the 12 month period ending on the Balance Sheet Date.

(c) Except as disclosed in Section 2.28(c) of the Disclosure Schedule, no such customer or supplier has (i) ceased or materially reduced its purchases from or sales or provision of services to the Company and its Subsidiaries since the beginning of such 12 month period to the date hereof or (ii) to the Knowledge of the Company, threatened to cease or materially reduce such purchases or sales or provision of services during such 12 month period to the date hereof.

2.29 Complete Copies of Materials. The Company has made available to Parent or its designees true and complete copies of each document listed on the Disclosure Schedule.

2.30 Soliciting Materials. The information furnished on or in any document mailed, delivered or otherwise furnished to Stockholders by the Company in connection with the solicitation of their consent to this Agreement and the Merger, will not contain, at or prior to the Effective Time, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading.

2.31 Required Vote. The Company’s Board of Directors has, at a meeting duly called and held or by written consent, (a) approved and declared advisable this Agreement and approved each Related Agreement to which it is a party, (b) determined that the transactions contemplated hereby and thereby are advisable, fair to and in the best interests of the Stockholders, (c) resolved to recommend adoption of this Agreement, the Merger and the other transactions contemplated hereby and thereby to the Stockholders and (d) directed that this Agreement be submitted to the Stockholders for their approval and authorization. The affirmative vote of a majority of all outstanding shares of each class or series of Company Capital Stock, voting together as a single class on an as converted basis, are the only votes of the Stockholders of any class or series of Company Capital Stock necessary to approve and authorize the Company’s execution and delivery of this Agreement, the Merger, the Related Agreements to which the Company is a party and the other transactions contemplated hereby and thereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF

THE PRINCIPAL STOCKHOLDERS

Each of the Principal Stockholders, severally but not jointly, hereby represents and warrants to Parent and Sub, subject to such exceptions as are specifically disclosed in the Disclosure Schedule and dated as of the date hereof, on the date hereof and as of the Closing Date, as though made on the Closing Date, as follows:

3.1 Ownership of Company Capital Stock. Such Principal Stockholder is the sole record and beneficial owner of the Company Capital Stock designated as being owned by such Principal Stockholder opposite such Principal Stockholder’s name in Section 2.2(a) of the Disclosure Schedule, except as otherwise noted in Section 2.2(a) of the Disclosure Schedule. Such Company Capital Stock owned by such Principal Stockholder is not subject to any Liens (other than Permitted Liens) or to any rights of first refusal of any kind, and such Principal Stockholder has not granted any rights to purchase such Company Capital Stock to any other Person. Such Principal Stockholder has the sole right to transfer such Company Capital Stock to Parent. Such Company Capital Stock constitutes all of the Company Capital Stock owned, beneficially or of record, by such Principal Stockholder, and such Principal Stockholder has no options, warrants or other rights to acquire Company Capital Stock. Upon the Effective Time, in exchange for the consideration paid pursuant to Section 1.6 hereof, Parent will receive good title to such Company Capital Stock, subject to no Liens (other than Permitted Liens) retained, granted or permitted by such Principal Stockholder or the Company.

3.2 Absence of Claims by the Principal Stockholders. As of the date hereof, (a) such Principal Stockholder does not have any claim against the Company or any of its Subsidiaries whether contingent or unconditional, fixed or variable under any contract or on any other basis whatsoever, whether in equity or at law, and (b) there is no action, suit or claim for which such Principal Stockholder would be entitled to indemnification in its capacity as a director of the Company or otherwise pursuant to the Charter Documents or any policy or policies of directors’ and officers’ liability insurance held by the Company, other than as set forth in Section 3.2 of the Disclosure Schedule.

3.3 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of such Principal Stockholder, threatened, against such Principal Stockholder, arising out of or relating to (a) such Principal Stockholder’s beneficial ownership of Company Capital Stock or rights to acquire Company Capital Stock, (b) such Principal Stockholder’s capacity as a Stockholder, (c) the transactions contemplated by this Agreement, (d) any contribution of assets (tangible and intangible) by such Principal Stockholder (or any of its affiliates) to the Company (or any of its affiliates), or (e) any other agreement between such Principal Stockholder (or any of its affiliates) and the Company (or any of its affiliates). There is no investigation or other proceeding pending or, to the Knowledge of such Principal Stockholder, threatened, against such Principal Stockholder arising out of or relating to the matters noted in clauses (a) through (e) of the preceding sentence by or before any Governmental Entity. There is no action, suit, claim or proceeding pending or, to the Knowledge of such Principal Stockholder, threatened, against such Principal Stockholder with respect to which such Principal Stockholder has a contractual right or a right pursuant to Delaware Law to indemnification from the Company related to facts and circumstances existing prior to the date hereof.

3.4 Authority. Such Principal Stockholder, if it is an entity, has all requisite power and authority or, if such Principal Stockholder is an individual, has capacity to enter into this Agreement and any Related Agreements to which it or he, as the case may be, is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which such Principal Stockholder is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, if applicable, on the part of such Principal Stockholder, and no further action is required on the part of such Principal Stockholder to authorize the Agreement and any Related Agreements to which it or he is a party and the transactions contemplated hereby and thereby. This Agreement and each of the Related Agreements to which such Principal Stockholder is a party has been duly executed and delivered by such Principal Stockholder, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of such Principal Stockholder, enforceable against each such party in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and limitation on the availability of equitable remedies.

3.5 No Conflict. The execution and delivery by such Principal Stockholder of this Agreement and any Related Agreements to which such Principal Stockholder is a party and the consummation of the transactions contemplated hereby and thereby will not Conflict with (a) any provision of the charter documents of such Principal Stockholder, (b) any material Contract to which such Principal Stockholder or any of its properties or assets is subject, or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Principal Stockholder or its properties or assets, except in each such case as would not reasonably be expected to have a material adverse effect on the ability of such Principal Stockholder to consummate the transactions described herein.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Each of Parent and Sub hereby represents and warrants to the Company that on the date hereof and as of the Closing Date, as though made on the Closing Date, as follows:

4.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

4.2 Authority. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub, and no approval of Parent’s stockholders is required for the authorization or consummation of the transactions contemplated hereby and thereby. This Agreement and any Related Agreements to which Parent and Sub are parties have been duly executed and delivered by Parent and Sub and constitute the valid and binding obligations of Parent and Sub, enforceable against each of Parent and Sub in accordance with their terms.

4.3 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any third party is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws; (b) the filing of the Notification and Report Forms with the FTC and DOJ required by the HSR Act and the expiration or termination of the applicable waiting period under the HSR Act and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the foreign merger control regulations identified in Section 4.3 of the Disclosure Schedule, (c) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filing and (d) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

4.4 Capital Resources. Parent has sufficient capital resources to pay the Total Consideration in immediately available funds and to consummate all of the transactions contemplated by this Agreement and the Related Agreements.

4.5 Soliciting Materials. The information regarding Parent or Sub provided in writing by Parent or Sub to the Company for the express purpose of including such information in any documents mailed, delivered or otherwise furnished to Stockholders by the Company in connection with the solicitation of their consent to this Agreement and the Merger, will not contain, at or prior to the Effective Time, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading.

4.6 Investment Canada Act. Parent is a “WTO investor” as that term is defined in the IC Act.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1 Conduct of Business of the Company. Except as specifically required or expressly contemplated by this Agreement pursuant to Article VI below, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees to use its commercially reasonable efforts (i) to conduct the business of the Company and its Subsidiaries, except to the extent that Parent shall otherwise consent in writing, in the usual, regular and ordinary course of business consistent with past practices in substantially the same manner as heretofore conducted, (ii) to pay the debts and Taxes of the Company and its Subsidiaries when due (subject to Parent’s review and consent to the filing of any Tax Return (other than immaterial Tax Returns), as set forth in Section 5.1(e) below), and (iii) to the extent consistent with such business, to seek (A) to preserve intact the present business organizations of the Company and its Subsidiaries, (B) to keep available the services of the present officers and Employees of the Company and its Subsidiaries (other than performance-based terminations in the ordinary course of business consistent with past practices) and (C) to preserve consistent with past practices the relationships of the Company and its Subsidiaries with customers, suppliers, distributors, resellers, channel partners, licensors, licensees, and others having business dealings with them (other than terminations of immaterial relationships in the ordinary course of business consistent with past practices), all with the goal of preserving the goodwill and ongoing businesses of the Company and its Subsidiaries at the Effective Time. The Company shall promptly notify Parent of (y) any material event or occurrence or emergency outside of the ordinary course of business consistent with past practices of the Company or (z) any event or action that the Company would reasonably expect to materially decrease the value of the Company that arises during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time. Except as expressly contemplated by this Agreement and except as expressly set forth in Section 5.1 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries shall, without the prior written consent of Parent in accordance with Section 5.3 hereof, from and after the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time:

(a) cause or permit any modifications, amendments or changes to the Charter Documents or the organizational documents of any Subsidiary;

(b) undertake any capital expenditure, transaction or commitment of more than $75,000 in excess of the Company’s capital expenditure budget as set forth in Section 5.1(b) of the Disclosure Schedule;

(c) pay, discharge, waive or satisfy, in an amount in excess of $150,000 in any one case, any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practices of liabilities reflected or reserved against in the Current Balance Sheet;

(d) adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates) other than as required by GAAP;

(e) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any agreement, settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or file any significant Return unless a copy of such Return has been delivered to Parent for review a reasonable time prior to filing, and Parent has approved such Return;

(f) revalue any of its assets (whether tangible or intangible) in an amount that exceeds $75,000 in any one case, including writing down the value of inventory or writing off notes or accounts receivable;

(g) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock or the capital stock of any Subsidiary, or split, combine or reclassify any Company Capital Stock or the capital stock of any Subsidiary or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of Company Capital Stock or the capital stock of any Subsidiary, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Stock or the capital stock of any Subsidiary (or options, warrants or other rights convertible into, exercisable or exchangeable for, Company Common Stock or the capital stock of any Subsidiary) except in accordance with the agreements evidencing Company Options;

(h) except for immaterial amendments to any Company Employee Plan or immaterial changes to the compensation of any officer, director, employee or advisor, (i) adopt or amend any Company Employee Plan, (ii) enter into or amend any Employee Agreement other than for non- managerial Employees in the ordinary course of business consistent with past practices, (iii) increase or otherwise change the salary, wage rates, or other compensation (including equity based compensation) payable or to become payable to any officer, director, employee or advisor, or (iv) make any declaration, payment or commitment or obligation of any kind for the payment of a severance payment, termination payment, non- scheduled bonus, special remuneration or other additional salary or compensation (including equity based compensation) to any such person, except payments made pursuant to existing arrangements on the date hereof and disclosed in Section 5.1(h) of the Disclosure Schedule, or (vi) materially amend any deferred compensation plan within the meaning of Section 409A of the Code and Internal Revenue Service Notice 2005-1, except to the extent necessary to meet the requirements of such Section or Notice;

(i) other than entering into (y) Standard Form Agreements entered into in the ordinary course of business consistent with past practices or (z) agreements relating solely to Commercial Code entered into in the ordinary course of business consistent with past practices, (A) sell, lease, license or otherwise dispose of or grant any security interest in any of its properties or assets, including the sale of any accounts receivable of the Company or any of its Subsidiaries, except for the sale of properties or assets (whether tangible or intangible) which are not Intellectual Property Rights and only in the ordinary course of business and consistent with past practices, (B) transfer to any Person any ownership rights to any Company Intellectual Property (other than Technology which is the physical embodiment of Company Intellectual Property licensed to such Person), (C) enter into any agreement or modify or amend any existing agreement with respect to any Company Intellectual Property with any Person or with respect to any Intellectual Property Rights of any Person (including any services agreements related to such agreements) except in the ordinary course of business consistent with past practices and not involving expenditure(s) that exceed $75,000, (D) enter into any exclusive distribution, marketing or sales agreements, including any agreement that the Company would otherwise be required to disclose pursuant to Section 2.15(h), (E) enter into any agreement that the Company would otherwise be required to disclose pursuant to Section 2.13, 2.15(bb) or 2.15(q) or similar obligations to provide Source Code for Maya, StudioTools, MotionBuilder, Image Studio, SketchBook Pro to any third party, or any similar non- compete, (F) purchase or license any Intellectual Property or enter into any agreement or modify or amend any existing agreement with respect to the Intellectual Property of any Person, other than in the ordinary course of business consistent with past practice in an amount not to exceed $75,000 in any one case, (G) enter into any agreement or modify or amend any existing agreement with respect to the development of any Intellectual Property with a third party, (H) enter into any agreement in which the Company or any Subsidiary provides an indemnification or warranty in excess of those offered for similar transactions as disclosed in Section 2.15(l) of the Disclosure Schedules; (I) enter into any agreement relating to any Intellectual Property standards-body; (J) enter into any agreement in which the Company or any Subsidiary covenants not to solicit any person for employment or other work; (K) enter into any agreement in which the Company grants any Patent License or enters into any cross- license with respect to Patents, or otherwise agrees not assert any Patent against any third party; or (L) enters into any exclusive license agreement of any scope with respect to any Company Intellectual Property;

(j) issue or agree to issue any refunds, credits, allowances or other concessions with customers with respect to amounts collected by or owed to the Company in excess of $75,000 individually;

(k) except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices, make any loan to any Person or purchase debt securities of any Person or amend the terms of any outstanding loan agreement;

(l) incur any indebtedness (other than any borrowing against the Company’s credit line with Canadian Imperial Bank of Commerce, the obligation to reimburse employees for travel and business expenses or indebtedness incurred in connection with the purchase of goods and services in the ordinary course of the Company’s business consistent with past practices), amend the terms of any outstanding loan agreement, guarantee any indebtedness of any Person, issue or sell any debt securities or guarantee any debt securities of any Person;

(m) waive or release any right or claim of the Company or any of its Subsidiaries (other than immaterial rights or claims), including any write-off or other compromise of any account receivable of the Company or any of its Subsidiaries in excess of $75,000 individually;

(n) commence or settle any lawsuit, or, except in the ordinary course of business consistent with past practices, threaten any lawsuit or proceeding or other investigation by or against the Company or any Subsidiary or relating to any of their businesses, properties or assets;

(o) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or the capital stock of any Subsidiary or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, except for the issuance of Company Common Stock pursuant to the exercise of outstanding Company Options (including any amendments to such Company Options as are mutually agreed to by Parent and Company);

(p) enter into or amend any Contract pursuant to which any other party is granted marketing, distribution, development, delivery, manufacturing or similar rights of any type or scope with respect to any Products, except for any non- exclusive Contracts in the ordinary course of business consistent with past practices not to exceed $75,000 in any one case;

(q) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Agreements;

(r) (i) terminate, (ii) except in the ordinary course of business consistent with past practices, amend or otherwise modify or (iii) violate the terms of, or make any payments resulting from agreed upon early termination of, any of the Contracts set forth or described in the Disclosure Schedule;

(s) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or any equity securities, that are material individually or in the aggregate, to the business of the Company or any of its Subsidiaries;

(t) enter into any joint marketing arrangement or agreement (other than in the ordinary course of business consistent with past practices), strategic alliance or affiliate agreement;

(u) take any action to accelerate or otherwise modify the vesting schedule of any of the outstanding Company Options or Company Common Stock;

(v) terminate any Employees (other than performance- based terminations in the ordinary course of business consistent with past practices);

(w) alter, or enter into any commitment to alter, its interest in any Subsidiary, corporation, association, joint venture, partnership or business entity in which the Company or any Subsidiary directly or indirectly holds any interest;

(x) cancel, amend (other than in connection with the addition of customers and suppliers to such insurance policies from time to time in the ordinary course of business consistent with past practices) or renew any insurance policy of the Company or any Subsidiary;

(y) undertake any other expenditure, transaction or commitment exceeding $75,000 individually outside of the ordinary course of business consistent with past practices; or

(z) take, commit, or agree in writing or otherwise to take, any of the actions described in Section 5.1(a) through Section 5.1(y) hereof.

5.2 No Solicitation.

(a) Until the earlier of (y) the Effective Time or (z) the date of termination of this Agreement pursuant to the provisions of Section 9.1 hereof, neither the Company nor the Principal Stockholders shall (nor shall the Company or the Principal Stockholders permit, as applicable, any of their respective officers, directors, employees, stockholders, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (i) solicit, encourage, seek, support, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, properties or technologies of the Company and its Subsidiaries, or any material amount of the Company Capital Stock or capital stock of any Subsidiary (whether or not outstanding), whether by merger, purchase of assets, tender offer, license of Company Intellectual Property (except for Standard Form Agreements entered into in the ordinary course of business) or otherwise, or effect any such transaction, (ii) disclose any information not customarily disclosed to any person concerning the business, technologies or properties of the Company and its Subsidiaries, or afford to any Person access to their respective properties, technologies, books or records, not customarily afforded such access, (iii) assist or cooperate with any person to make any proposal to purchase all or any part of the Company Capital Stock or assets of the Company and its Subsidiaries, or (iv) enter into any agreement with any person providing for the acquisition of the Company (other than inventory in the ordinary course of business) or any of its Subsidiaries, whether by merger, purchase of assets, license of Company Intellectual Property (except Standard Form Agreements entered into in the ordinary course of business), tender offer or otherwise. The Company shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Parent) that are the subject matter of clause (i), (ii), (iii) or (iv) above. In the event that the Company or any Principal Stockholder shall receive, prior to the Effective Time or the termination of this Agreement in accordance with Section 9.1 hereof, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (i), (iii), or (iv) above, or any request for disclosure or access as referenced in clause (ii) above, the Company or such Principal Stockholder, as applicable, shall immediately (A) suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (B) promptly, and in any event within 24 hours, notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request.

(b) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.

5.3 Procedures for Requesting Parent Consent. If the Company desires to take an action which would be prohibited pursuant to Section 5.1 hereof without the written consent of Parent, prior to taking such action the Company shall request such written consent by sending an e-mail or facsimile to the following individuals, each of whom shall use commercially reasonable efforts to reply within five (5) Business Days to such request for written consent (it being understood that the written consent of only one such individual shall be required prior to the Company taking such action); provided, however, that for purposes of Section 5.1(c) only, consent shall have been deemed received by the Company if Parent does not notify the Company within ten (10) Business Days of such request that it does not consent to such action:

Carl Bass

Telephone: (415) 507-5000

Facsimile: (415) 507-5100

E-mail address: carl.bass@autodesk.com

Pascal Di Fronzo

Telephone: (415) 507-6662

Facsimile: (415) 507-5100

E-mail address: pascal.di.fronzo@autodesk.com

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Access to Information.

(a) Until the earlier of (y) the Effective Time or (z) the date of termination of this Agreement pursuant to the provisions of Section 9.1 hereof, the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the Company’s regular business hours and upon reasonable notice (in any case subject to the Reciprocal Confidentiality Agreement and any restrictions imposed by applicable law) to (i) all reasonable information concerning the business, properties and personnel of the Company and its Subsidiaries that Parent may reasonably request, and (ii) all management- level Employees and reasonable access to such other Employees of the Company and its Subsidiaries that Parent may reasonably request for integration and retention planning. The Company agrees to provide to Parent copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 6.1 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof. Notwithstanding the foregoing, to the extent that the Company or its Subsidiaries, as the case may be, may not disclose under applicable law, the personnel records of the Company or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information of employees of the Company or any of its Subsidiaries located outside the United States, Parent shall not have access to such information.

(b) Until the earlier of (y) the Effective Time or (z) the date of termination of this Agreement pursuant to the provisions of Section 9.1 hereof, any communications regarding matters related to the transactions contemplated hereby between Parent, Sub, the Company, the Subsidiaries or their respective representatives and any of the employees, customers and suppliers of the Company and its Subsidiaries shall be conducted in a manner consistent with applicable law and an integration process that is reasonably acceptable to Parent and the Company. In addition, Parent and the Company agree to use commercially reasonably efforts to discuss a customer communication process with the Major Customers to the extent consistent with applicable law.

(c) To the extent consistent with Parent’s regular record retention policies, Parent shall not, and shall not permit the Surviving Corporation to, for a period of seven years following the Closing Date, destroy or otherwise dispose of any of the books and records of the Company or its Subsidiaries for any period prior to the Closing Date, unless such destruction or disposal has been consented to in writing by the Principal Stockholders or Parent has provided reasonable prior notice to the Stockholder Representative and offers to surrender to the Stockholder Representative such books and records or any portion thereof that Parent or the Company may intend to destroy or dispose of. The Stockholder Representative shall have access to such properties, books, contracts, commitments and records as afforded to it by the discovery procedures established pursuant to Section 8.4(i) and Section 8.4(j).

6.2 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 6.1 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Reciprocal Confidentiality Agreement effective as of June 14, 2005 (the “Reciprocal Confidentiality Agreement”), between the Company and Parent. Until the earlier of (y) the Effective Time or (z) the date of termination of this Agreement pursuant to the provisions of Section 9.1 hereof, the exchange of information between the parties for integration planning shall be conducted in substantially the same manner as the parties have done prior to the date hereof. In this regard, the Company acknowledges that the Parent Common Stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non- public information within the meaning of federal and state securities laws. Accordingly, the Company and the Principal Stockholders acknowledge and agree not to engage in any discussions, correspondence or transactions in the Parent Common Stock in violation of applicable securities laws.

6.3 Public Disclosure. Neither the Company, the Principal Stockholders nor any of their respective representatives shall issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of Parent; provided, however, that, the Principal Stockholders shall have the right to disclose summary information about this Agreement or the transactions contemplated hereby (y) to the extent that Parent has previously publicly disclosed such information or (z) as part of its or their (or their legal advisors, representatives, Affiliates, partners, investors, officers or employees, directors, consultants and agents) normal fundraising, marketing, informational and reporting activities. Until the earlier of (a) the Effective Time or (b) the date of termination of this Agreement pursuant to the provisions of Section 9.1 hereof, Parent, Sub and any of their respective representatives shall not issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the Stockholder Representative, except that this restriction shall be subject to Parent’s obligation to comply with applicable securities laws and the rules of the Nasdaq Stock Market, in which case

Parent or any of its representatives, as applicable, shall use commercially reasonable efforts to consult with the Company regarding any such required statement or communication unless explicitly prohibited by law.

6.4 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to cause all conditions to be satisfied, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder, and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in each case in order to consummate and make effective the transactions contemplated by this Agreement; provided, however, that Parent shall not be required to agree to (a) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its subsidiaries or affiliates or of the Company or its Subsidiaries, (b) the imposition of any limitation on the ability of Parent, its subsidiaries or affiliates or the Company or its Subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company and its Subsidiaries, or (c) the imposition of any impediment on Parent, its subsidiaries or affiliates or the Company or its Subsidiaries under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices (any such action described in (a), (b) or (c), an “Action of Divestiture”).

6.5 Notification of Certain Matters. Until the earlier of (y) the Effective Time or (z) the date of termination of this Agreement pursuant to the provisions of Section 9.1 hereof, the Company, on the one hand, and Parent, on the other hand, shall seek to give prompt, and in any event within 24 hours, notice to the other, of: (a) the occurrence or non- occurrence of any material event or the obtaining of any knowledge which is likely to cause any material representation or warranty of the Company or any Principal Stockholder, respectively and as the case may be, on the one hand, or Parent or Sub, on the other hand, contained in this Agreement to be materially untrue or inaccurate at or prior to the Effective Time, and (b) any failure of the Company or any Principal Stockholder, as the case may be, on the one hand, or Parent, on the other hand, to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not (y) limit or otherwise affect any remedies available under this Agreement to the party receiving such notice or (z) constitute an acknowledgment or admission of a breach of this Agreement. In addition, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall give prompt notice to Parent in the form of an updated Disclosure Schedule of (a) any changes relating to the disclosures contained in Section 2.15(b) of the Disclosure Schedule with respect to any current proceedings or actions relating to any of the Company Registered Intellectual Property before any court or tribunal (including the PTO, the CIPO or equivalent authority anywhere in the world) in which any of the

Company Registered Intellectual Property is involved, or (b) any changes relating to the disclosures contained in Section 2.15(e) of the Disclosure Schedule with respect to actions that must be taken by any Person within 120 days of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property. No disclosure by the Company or the Principal Stockholders pursuant to this Section 6.5 shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

6.6 Additional Documents and Further Assurances. Each party hereto, at the reasonable request of another party hereto, shall use commercially reasonable efforts to execute and deliver such other instruments as may be necessary for effecting completely the consummation of the Merger and the transactions contemplated hereby.

6.7 Stockholder Approval.

(a) Immediately following the execution of this Agreement, the Company shall have obtained and delivered a Stockholder Written Consent setting forth the irrevocable approval of the Merger, this Agreement and the transactions contemplated hereby by the Required Stockholder Consent, which shall also include and constitute the irrevocable approval by the Stockholders of (i) the escrow and indemnification obligations of the Stockholders set forth in Article VIII hereof, (ii) the deposit of cash equal to the Escrow Amount into the Escrow Fund and (iii) the appointment of Accel-KKR Company, LLC as the Stockholder Representative.

(b) The Company shall promptly, but in no event later than 10 Business Days after the date hereof (or promptly following notice of Parent’s approval of the materials described below, if later):

(i) deliver notice to its Stockholders of the approval by the Stockholders of the Merger, this Agreement and the transactions contemplated hereby, including each of the matters set forth in Section 6.7(a) hereof, pursuant to and in accordance with the applicable provisions of Delaware Law and the Charter Documents (the “Stockholder Notice”); and

(ii) provide to each Stockholder whose consent was not obtained concurrent with the execution of this Agreement, an information statement including information regarding the Company, the terms of the Merger and this Agreement, and the recommendation of the Board of Directors in favor of the Merger, this Agreement and the transactions contemplated hereby, including each of the matters set forth in Section 6.7(a) hereof (the “Information Statement”), and submit the Merger, this Agreement and the transactions contemplated hereby, including each of the matters set forth in Section 6.7(a) hereof, to all such remaining Stockholders for approval and adoption by written consent pursuant to the Stockholder Written Consent, as provided by Delaware Law and the Charter Documents.

(c) Notwithstanding the foregoing, the Company shall give the Stockholders sufficient notice prior to the Closing such that no Stockholder will be able to exercise appraisal or similar rights if such Stockholder has not perfected such rights prior to Closing, pursuant to the applicable provisions of Delaware Law. The Company shall use commercially reasonable efforts to cause Stockholders holding no more than five percent (5%) of the Total Outstanding Shares to continue to have a right to exercise appraisal or similar rights under applicable law with respect to their Company Capital Stock by virtue of the Merger.

(d) Any materials to be submitted to the Stockholders in connection with the solicitation of their adoption and approval of this Agreement and approval of the Merger, including each of the matters set forth in Section 6.7(a) (the “Soliciting Materials”), shall be subject to review and approval by Parent and shall include information regarding the Company, the terms of the Merger and this Agreement, and the recommendation of the Board of Directors of the Company in favor of the adoption and approval of this Agreement and approval of the Merger and the transactions contemplated hereby, including each of the matters set forth in Section 6.7(a) hereof. The Company will promptly advise Parent in writing if, at any time prior to the Closing, the Company shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Soliciting Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable law. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Soliciting Materials any information with respect to Parent or its affiliates or associates, unless the form and content of such information has been consented to in writing by Parent prior to such inclusion.

(e) The Board of Directors of the Company shall not alter, modify, change or revoke its approval of this Agreement, the Merger and the transactions contemplated hereby, including each of the matters set forth in Section 6.7(a) hereof nor its recommendation to the Stockholders to adopt and approve this Agreement and approve the Merger and the transactions contemplated hereby, including each of the matters set forth in Section 6.7(a) hereof.

6.8 Merger Notification.

(a) To the extent applicable, as soon as may be reasonably practicable, the Company and Parent (and any applicable Stockholder of the Company) shall each use its commercially reasonable efforts to make (and assist and cooperate with the other to make) all filings, notices, petitions, statements, registrations and submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including: (i) Notification and Report Forms with the FTC and DOJ as required by the HSR Act and (ii) filings required by the merger notification or control laws or regulations of any other applicable jurisdictions identified in Section 6.8 of the Disclosure Schedule. Each of Parent and the Company shall cause all documents that it is responsible for filing with any Governmental Entity under this Section 6.8 to comply in all material respects with applicable law.

(b) The Company and Parent (and/or any applicable Stockholder) each shall use commercially reasonable efforts to promptly (i) supply the others with any information that reasonably may be required in order to effectuate such filings and (ii) supply any additional information that reasonably may be required by the competition or merger control authorities of any other jurisdiction and that the parties may reasonably deem appropriate. Except where prohibited by applicable law, Parent and the Company shall, to the extent reasonably practicable, consult with the other party prior to taking a position with respect to any such filing, shall permit the other party, to the extent reasonably practicable, to review and discuss in advance, and consider in good faith, the views of such party in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, other materials, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby, coordinate with each other, to the extent reasonably practicable, in preparing and providing such information and promptly provide the other party (and its counsel) copies of all filings, presentations and submissions (and a summary of oral presentations) made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby. Where applicable, Parent shall have principal control over the strategy for interacting with such Governmental Entities in connection with the matters contained in this Section 6.8.

(c) Each party hereto shall notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all materials respect with, applicable law. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.8(a), each party will promptly inform the other parties hereto of such occurrence, and the Company and Parent will cooperate with each other in filing with the applicable Governmental Entity such amendment or supplement.

6.9 Termination of Certain Company Options. The Company shall terminate all Company Vested Options not otherwise exercised prior to, or in connection with, the consummation of the Merger, if any, and all Company Unvested Options not otherwise assumed by Parent, as of immediately prior to the Effective Time. The foregoing shall be accomplished in accordance with the terms of the Plan or such other applicable agreement or contractual obligations, as the case may be, including, without limitation, any notice requirements contained therein or required by virtue thereof.

6.10 Consents. At the request and direction of Parent, the Company shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract (that is identified by Parent) as are required thereunder in connection with the Merger. Such consents, modifications, waivers and approvals shall be in substantially the form attached hereto as Exhibit F. In the event the Merger does not close for any reason, Parent shall not have any liability to the Company, the Stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, modifications, waivers and approvals.

6.11 Terminated Agreements. The Company shall use commercially reasonable efforts to terminate each of the Contracts listed by Parent on Schedule 7.2(g) hereof (the “Terminated Agreements”), effective as of and contingent upon the Closing, including sending all required notices, such that each such agreement shall be of no further force or effect immediately following the Effective Time. Upon the Closing, the Company shall have paid all amounts owed under the Terminated Agreements (as a result of the termination of the Terminated Agreements or otherwise), and the Surviving Corporation will not incur any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) under any Terminated Agreement following the Closing Date. In the event the Merger does not close for any reason, Parent shall not have any liability to the Company, the Stockholders or any other Person for any costs, claims, liabilities or damages resulting solely from the Company seeking to obtain such terminations.

6.12 Proprietary Information and Inventions Assignment Agreement. Each Person who becomes a consultant or contractor of the Company or any Subsidiary after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, a Consultant Proprietary Information Agreement with the Company and each of its Subsidiaries enforceable and effective as of such consultant or contractor’s first date of service.

6.13 New Employment Arrangements for Significant Employees. Within 45 days following the date hereof, Parent shall act in good faith to make reasonable offers of employment (which offers will be on terms that are reasonably consistent with the terms offered to employees of Parent who are similarly situated in terms of job level, function and responsibility) to no more than twenty (20) Employees of the Company to be identified by Parent (the “Significant Employees”). Such employment will, if agreed to by each such Significant Employee: (a) be set forth in offer letters on Parent’s standard form (each, an “Offer Letter”), and be “at- will” to the extent that the jurisdictions in which such Significant Employees are located recognizes “at- will” employment arrangements, (b) be subject to and in compliance with Parent’s applicable policies and procedures, including employment background checks and the execution of Parent’s employee proprietary information agreement, governing employment conduct and performance, and, if required by applicable law, the applicable policies and procedures governing such Employee’s current employment with the Company, (c) have terms, including the position and salary, which will be determined by Parent, (d) include, if applicable and so determined by Parent, a waiver by the Significant Employee of any future severance or equity- based compensation to which such Significant Employee may otherwise have been entitled and (e) supersede any prior express or implied employment agreements, arrangement or offer letter in effect prior to the Closing Date.

6.14 New Employment Benefits. Employees shall be eligible to receive employee benefits consistent with Parent’s applicable human resources policies and, if required by applicable law, the Company’s existing plans and employee benefits. Parent will or will cause the Surviving Corporation or appropriate subsidiary of Parent to give Employees full credit under such policies for prior service at the Company for purposes of eligibility, entitlement and determination of the level of benefits under Parent’s benefit plans, programs or policies; provided, however, that such credit does not result in duplication of benefits.

6.15 Agreements and Documents Delivered at Signing. Parent, the Company and each of the Principal Stockholders shall use their respective commercially reasonable efforts to cause each Related Agreement to which it is a party and which it executed prior to or concurrent with the execution of this Agreement, including each Stockholder Written Consent and the Accel-KKR Non- Competition and Non- Solicitation Agreement, to remain in full force and effect through the Closing Date.

6.16 Resignation of Officers and Directors. Except for any resignations that would trigger any monetary liabilities for the Company or its Subsidiaries in the jurisdictions in which such officers and directors reside, the Company shall, prior to the Closing, (a) cause each officer and director of the Company and each United States and Canadian Subsidiary to execute a resignation letter in the form attached hereto as Exhibit G (the “Director and Officer Resignation Letter”) (which shall also include such officer or director’s resignation for any other Subsidiary of the Company in which such person is an officer or director), effective as of the Effective Time and (b) use its commercially reasonable efforts to cause each officer and director of each of the Subsidiaries other than the United States and Canadian Subsidiaries to execute a Director and Officer Resignation Letter, effective as of the Effective Time.

6.17 S-8 Registration. Within 60 days after the Closing Date, Parent will use commercially reasonable efforts to file with the SEC a registration statement on Form S-8, if available for use by Parent, registering that number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock issuable upon the exercise of all Company Options assumed by Parent pursuant to Section 1.6(d) hereof that are eligible to registered on Form S-8.

6.18 401(k) Plan. Parent hereby agrees that Parent shall, until such time as Parent determines otherwise, or shall cause the Company to, continue to maintain the Maytag Employee Plan that is intended to qualify as a “cash or deferred arrangement” under Section 401(k) of the Code (the “401(k) Plan”), and that the 401(k) Plan shall not be amended, except and only to the extent that any such amendment may be required to comply with applicable law or as necessary for Parent to assume sponsorship of, freeze or facilitate the merger of the 401(k) Plan into the Parent’s 401(k) Plan.

6.19 Closing Date Balance Sheet. The Company shall use commercially reasonable efforts to prepare and deliver the Closing Date Balance Sheet not less than three Business Days prior to the Closing Date.

6.20 Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (“Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses; provided, however, that any Third Party Expenses resulting from a Parent Optional Action shall solely be the responsibility of Parent. The Company shall use commercially reasonable efforts to provide Parent with a statement of Estimated Third Party Expenses showing in reasonable detail any unpaid Third Party Expenses incurred by the Company as of the Closing Date, or anticipated to be payable by the Company after the Closing Date but incurred on or prior to the Closing Date, not less than three Business Days prior to the Closing Date in the form attached hereto as Exhibit H (the “Statement of Expenses”). The Statement of Expenses will reflect all Third Party Expenses incurred on or prior to the Closing Date or expected to be incurred on or prior to the Closing Date by the Company as a result of the negotiation and effectuation of this Agreement and the transactions contemplated hereby (including any Third Party Expenses incurred on or prior to the Closing Date that the Company anticipates will be payable after the Closing). Any Third Party Expenses incurred prior to the Closing that are not reflected on the Statement of Expenses, and thus are not part of the Estimated Third Party Expenses (“Excess Third Party Expenses”), shall be paid out of the Escrow Amount and shall not be subject to the Deductible Amount. The Company shall use its commercially reasonable efforts to pay prior to the Closing all Third Party Expenses incurred prior to the Closing (including any Third Party Expenses of any Subsidiary) and shall instruct all third parties who provided services to the Company in connection with the transactions contemplated herein (a) to provide invoices to the Company on or before the Closing Date for any such services provided or anticipated to be provided to the Company on or prior to the Closing Date by such third parties in connection with the transactions contemplated herein and (b) to not incur any further fees or expenses in connection with the transactions contemplated herein without Parent’s prior written consent. Notwithstanding the foregoing, all filing fees relating to any filing by the Company or Parent under the HSR Act shall be paid by Parent, and the Company and Parent shall share equally in the payment of any filing fees relating to any filing by the Company or Parent under any other Antitrust Laws.

6.21 Spreadsheet. The Company shall use commercially reasonable efforts to deliver to Parent and the Exchange Agent a spreadsheet (the “Spreadsheet”) substantially in the form attached hereto as Schedule 6.21, which spreadsheet shall be certified as complete and correct by the Chief Executive Officer and Chief Financial Officer of the Company as of the Closing Date and shall include, among other things, as of the Closing, (a) all Stockholders (including holders of Company Vested Options who are required to exercise such Company Vested Options prior to the Effective time) and their respective addresses, indicating the number of shares of Company Capital Stock held by such persons (including whether such shares are Company Common Stock or Company Preferred Stock and the respective certificate numbers) and the liquidation preference applicable to each share of Company Preferred Stock), the date of acquisition of such shares, the Exchange Ratio and Pro Rata Portion applicable to each holder, the amount of cash to be deposited into the Escrow Fund on behalf of each holder, and such other information relevant thereto or which the Exchange Agent may reasonably request, and (b) all holders of Company Unvested Options that Parent has agreed to assume and their respective addresses, the number of shares of Company Capital Stock underlying each such Company Unvested Option, the grant dates of such Company Unvested Options and the vesting arrangement with respect to such Company Unvested Options and indicating whether such

Company Unvested Options are intended to be incentive stock options or non- qualified stock options, the Option Exchange Ratio and such other similar information relevant thereto or which Parent may reasonably request, it being understood that Parent shall have responsibility for determining the Option Exchange Ratio. The Company shall use commercially reasonable efforts to deliver the Spreadsheet to Parent at least three Business Days prior to the Closing Date.

6.22 Release of Liens. The Company shall use commercially reasonable efforts to file all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to effect the release of all Liens set forth in Schedule 6.22 hereto).

6.23 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

6.24 Insurance Approval. The Company shall use commercially reasonable efforts to deliver to Parent at least five days prior to the Closing Date, a letter in a form acceptable to Parent validly executed by an officer of the Company, which authorizes Parent’s insurance broker to act as the Company’s insurance broker of record with respect to all insurance policies held by the Company.

6.25 Director and Officer Liability and Indemnification.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its current and former directors and officers (the “Indemnified Company Officers and Directors”) in effect on the date hereof and listed in Section 6.25(a) of the Disclosure Schedule, and any indemnification provisions under the Charter Documents as in effect on the date hereof. Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Company Officers and Directors as those contained in the Charter Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such modification is required by applicable law.

(b) Parent shall, and shall cause the Surviving Corporation to, maintain in effect for not less than six years after the Effective Time a policy or policies of directors’ and officers’ liability insurance no less favorable in all material respects to that maintained by or on behalf of the Company and its Subsidiaries as of the most recent renewal and on the date hereof with respect to claims arising from actual or alleged wrongful act or omission occurring prior to the Effective Time for which a claim has not been made against any director or officer of the Company or any director or officer of a Subsidiary prior to the Effective Time; provided, however, that if the aggregate annual premiums for such insurance at any time during such six year period exceed 150% of the per annum rate of premium currently paid by the Company and its Subsidiaries for such insurance on the date of this Agreement, then Parent will, and will cause the Surviving Corporation to, provide the maximum coverage that will then be available at an annual premium equal to 150% of such rate.

6.26 Section 280G Stockholder Approval. The Company shall submit for approval by such number of Stockholders as is required by the terms of Section 280G(b)(5)(B) so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all accelerated vesting payments, benefits, options and/or stock provided pursuant to agreements, contracts or arrangements that might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such stockholder vote to be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.

6.27 Company’s Audited Financial Statements. The Company shall use its commercially reasonable efforts to cause its management and its independent auditors (a) to timely complete the audit of the Company Financial Statements for the fiscal year ended June 30, 2005 and (b) deliver such Company Financial Statements to Parent as soon as reasonably possible after the date hereof.

6.28 Proposed Company Products Escrow. The Parties shall enter into a joint order escrow agreement with a mutually agreeable nationally recognized software and technology escrow agent, pursuant to which Company shall deposit reasonably available information concerning the Proposed Company Products (including Source Code relating thereto). In the event of a dispute under Article VIII relating to the Proposed Company Products, each Party and their legal representatives shall have reasonable access to such information subject to mutually agreed upon confidentiality obligations solely for use by such party in connection with such dispute and such access provision may be enforced by a court of competent jurisdiction or arbitration tribunal if a Party refuses to grant such access (and such court or arbitration tribunal shall award attorneys fees and expenses to the prevailing party in the event of a dispute concerning a Party’s right to access such information). Such escrow agreement shall expire (x) upon termination of the Agreement if there is no Closing, and otherwise (y) 43 months after the actual Effective Date. The Parties agree to extend such date as reasonably necessary until all disputes under Article VIII are fully resolved and settled. Upon any expiration or termination of the escrow where the Agreement has been terminated or otherwise prior to Closing, the escrow materials shall be returned solely to the Company. Otherwise, upon any expiration or termination of the escrow after Closing, such materials shall be returned solely to Surviving Corporation or its designee or successor.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company, Parent and Sub to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) No Order; Injunctions; Restraints; Illegality. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

(b) Regulatory Approvals/HSR Act. All waiting periods under the HSR Act relating to the transactions contemplated hereby shall have expired or terminated early, and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

7.2 Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent or Sub:

(a) Representations, Warranties and Covenants.

(i) The representations and warranties of the Company and the Principal Stockholders in this Agreement (A) shall have been true and correct in all material respects on the date hereof (other than the representations and warranties of the Company and the Principal Stockholders as of a specified date, which shall be true and correct in all material respects as of such date) and (B) shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of the Company and the Principal Stockholders as of a specified date, which shall be true and correct in all material respects as of such date), except, with respect to clause (A), for breaches or inaccuracies not known by the Company on the date such representations and warranties were made and which do not have Material Adverse Effect on the Company and, with respect to this clause (B), for breaches or inaccuracies that do not have a Material Adverse Effect on the Company; provided, however, that, for purposes of this Section 7.2(a)(i), “known by the Company” shall mean the actual knowledge of Doug Walker, Joanne Rusnell, Peter Mehlstaeubler, Dave Wharry, James Christopher and David Wexler; provided further, however, that the representations and warranties of the Company and the Principal Stockholders set forth in the second and third sentences of Section 2.2(a), the third and fourth sentences of Section 2.2(c), Section 2.2(e), Section 2.3(b), the third sentence of Section 2.4, Section 2.7, Section 2.22 and Section 2.31 of this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date. For purposes of determining the accuracy of such representations and warranties, (y) if a particular clause in a representation or warranty is qualified by a Material Adverse Effect qualifier, such clause shall be true and correct and (z) any update of or modification to the Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

(ii) The Company and the Principal Stockholders shall have performed and complied in all material respects with the covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

(b) Stockholder Approval. Stockholders constituting the Required Stockholder Consent shall have approved the Merger, this Agreement and the transactions contemplated hereby, including each of the matters set forth in Section 6.7(a) hereof.

(c) Appraisal Rights. Stockholders holding no more than five (5%) percent of the Total Outstanding Shares shall have perfected or continue to have a right to exercise appraisal or similar rights under applicable law with respect to their Company Capital Stock by virtue of the Merger.

(d) Requisite Board Approval. This Agreement, the Merger and the transactions contemplated hereby shall have been unanimously approved by the Board of Directors of the Company, which approval shall not have been revoked.

(e) Litigation. There shall be no material action, suit, order, injunction or proceeding of any material nature pending, or, in the case of a Governmental Entity, overtly threatened, against Parent or the Company or any Subsidiary, their respective properties or any of their respective officers, directors or subsidiaries, wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or otherwise seeking any of the results set forth in Section 7.1(a) hereof or, in the case of a Governmental Entity, seeking an Action of Divestiture.

(f) Third Party Consents. The Company shall have delivered to Parent all necessary consents, waivers and approvals of parties to any Contract set forth on Schedule 7.2(f) hereto and each such consent, waiver or approval shall have been obtained pursuant to the terms set forth on Schedule 7.2(f), as applicable.

(g) Termination of Agreements. The Company shall have terminated each of those agreements listed on Schedule 7.2(g) hereto effective as of and contingent upon the Closing and, from and after the Closing, each such agreement shall be of no further force or effect on Schedule 7.2(g), as applicable.

(h) New Employment Arrangements. Eighty percent (80%) of the Significant Employees who accepted offers of employment from Parent pursuant to Section 6.13 shall not have notified (whether formally or informally) Parent or the Company of such employee’s intention of leaving the employ of Parent or the Company following the Effective Time.

(i) Resignation of Officers and Directors. Parent shall have received a duly executed Director and Officer Resignation Letter in the form of Exhibit G hereto from each of the officers and directors of the Company and each United States and Canadian Subsidiary effective as of the Effective Time.

(j) Spreadsheet. Parent and the Exchange Agent shall have received from the Company three Business Days prior to the Closing Date the Spreadsheet described in Section 6.21, which shall have been certified as of the Closing Date as complete and correct by the Chief Executive Officer and the Chief Financial Officer of the Company on behalf of the Company.

(k) Release of Liens. The Company shall have filed all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to effect the release of all Liens set forth in Schedule 7.2(k) hereto.

(l) Legal Opinion. Parent shall have received a legal opinion from legal counsel to the Company in the form attached hereto as Exhibit I.

(m) Certificate of the Company. Parent shall have received a certificate from the Company, validly executed by the Chief Executive Officer and Chief Financial Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing, the conditions to the obligations of Parent and Sub set forth in this Section 7.2 have been satisfied (unless otherwise waived by Parent or Sub).

(n) Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Charter Documents, (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated hereunder were approved by the Board of Directors) and (iii) that the Required Stockholder Consent shall have been obtained, adopting and approving the Merger, this Agreement and the consummation of the transactions contemplated hereby.

(o) Certificate of Good Standing. Parent shall have received a (i) long- form certificate of good standing from the Secretary of State of the State of Delaware which is dated within two Business Days prior to Closing with respect to the Company, (ii) a long- form certification of good standing (or similar certification) from the jurisdiction where each of the significant Subsidiaries of the Company is incorporated or otherwise organized and (iii) a Certificate of Status of Foreign Corporation of each of the Company and each of its significant Subsidiaries from the applicable Governmental Entity in each jurisdiction where it is qualified or licensed to do business, all of which are dated within two Business Days prior to the Closing.

(p) FIRPTA Certificate. Parent shall have received a copy of the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the Company.

(q) Section 280G Stockholder Approval. Any agreements, contracts or arrangements that may result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code shall have submitted for approval by such number of stockholders of Company as is required by the terms of Section 280G in order for such payments and benefits not to be deemed parachute payments under Section 280G of the Code, with such approval to be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations, and, in the absence of such stockholder approval, none of those payments or benefits shall be paid or provided, pursuant to the 280G Waivers.

(r) Audited Financial Statements. Parent shall have received a copy of the Company’s audited consolidated balance sheet as of June 30, 2005, and the related consolidated statements of income, cash flow and stockholders’ equity for the 12 month period then ended, audited by KPMG LLP, the Company’s auditors.

7.3 Conditions to Obligations of the Company and the Principal Stockholders. The obligations of the Company and each of the Principal Stockholders to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations, Warranties and Covenants.

(i) The representations and warranties of Parent and Sub in this Agreement (A) shall have been true and correct in all material respects on the date hereof (other than the representations and warranties of Parent and Sub as of a specified date, which shall be true and correct in all material respects as of such date) and (B) shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of Parent and Sub as of a specified date, which shall be true and correct in all material respects as of such date), except, with respect to clause (A), for breaches or inaccuracies not known by Parent or Sub on the date such representations and warranties were made and which do not have Material Adverse Effect on Parent and, with respect to this clause (B), for breaches or inaccuracies that do not have a Material Adverse Effect on Parent; provided, however, that the representations set forth in the second sentence of Section 4.2 of this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representation were made on and as of such date. For purposes of determining the accuracy of such representations and warranties, (y) if a particular clause in a representation or warranty is qualified by a Material Adverse Effect qualifier, such clause shall be true and correct and (z) any update of or modification to the Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

(ii) Parent and Sub shall have performed and complied in all material respects with the covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

(b) Certificate of Parent. Company shall have received a certificate executed on behalf of Parent and Sub by an officer for and on its behalf to the effect that, as of the Closing, the conditions to the obligations of the Company and the Principal Stockholders set forth in this Section 7.3 have been satisfied (unless otherwise waived by the Company).

(c) Certificate of Secretary of Sub. The Company shall have received a certificate, validly executed by the Secretary of Sub, certifying as to (i) the terms and effectiveness of the

Charter Documents, (ii) the valid adoption of resolutions of the Board of Directors of Sub (whereby the Merger and the transactions contemplated hereunder were approved by the Board of Directors of Sub) and (iii) that the consent from Parent shall have been obtained, adopting and approving the Merger, this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

8.1 Survival of Representations and Warranties. The representations, warranties and covenants of the Company and the Principal Stockholders contained in this Agreement or in any certificate delivered pursuant to this Agreement, shall survive for a period of 24- months following the Closing Date (the date of expiration of such 24- month period, the “Survival Date”); provided, however, that in the event of fraud with respect to a representation or warranty, such representation or warranty shall survive indefinitely with respect to the Person committing such fraud; provided further, however, that the representations and warranties of the Company contained in Section 2.15 (Intellectual Property) hereof shall survive for a period of 42 months following the Closing Date and the representations and warranties of the Company contained in Section 2.2 (Company Capital Structure) and Section 2.12 (Tax Matters) hereof shall survive until the expiration of the applicable statute of limitations, respectively. The representations and warranties of Parent and Sub contained in this Agreement, the Related Agreements or in any certificate or other instrument delivered pursuant to this Agreement shall terminate at the Closing.

8.2 Indemnification.

(a) Subject to the limitations set forth in this Article VIII, by virtue of the Merger, the Stockholders agree to severally (based on their Pro Rata Portion) and not jointly, indemnify and hold harmless Parent and its officers, directors, affiliates, employees, agents and representatives, including the Surviving Corporation, but not any Stockholders (the “Parent Indemnified Parties”), against all losses, liabilities, damages, deficiencies, costs, interest, awards, judgments, penalties and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any of the foregoing (but excluding incidental, consequential or punitive damages, any liability for lost profits or any “multiple of profits” or “multiple of cash flow” or similar valuation methodology used in calculating the amount of any Losses, or any loss in value of Parent equity market capitalization or loss of equity value in the Company) (hereinafter individually a “Loss” and collectively “Losses”), incurred or sustained by the Parent Indemnified Parties, or any of them (including the Surviving Corporation), as a result of (i) any breach or inaccuracy of a representation or warranty of the Company or the Principal Stockholders contained in this Agreement, any Related Agreements or in any certificate delivered by or on behalf of any Person other than Parent or Sub pursuant to this Agreement, (ii) any failure by the Company or the Principal Stockholders (other than Parent or Sub) to perform or comply with any covenant applicable to any of them contained in this Agreement, any Related Agreements or any certificates delivered pursuant to this Agreement, (iii) any fraud related to this Agreement, any Related Agreement or any certificates delivered pursuant to this Agreement on the part of the Company or any Principal Stockholder, (iv) any Dissenting Share Payments, (v) any Excess Third Party Expenses, or (vi) without limiting the foregoing, any IP Matter and any other matter disclosed on Schedule 8.2(a) hereto. The Stockholders (including the Principal Stockholders and any officer or director of the Company) shall not have any right of contribution, indemnification or right of advancement from the Surviving Corporation or Parent with respect to any Loss claimed by a Parent Indemnified Party.

(b) For the purpose of determining both the existence of, and the amount of the Loss resulting from, a breach or inaccuracy of a representation or warranty of the Company, the Principal Stockholders or any other Person contained in this Agreement, any “materiality” or “Material Adverse Effect” or words of similar import (excluding the term “Material Contract”) contained in such representation or warranty giving rise to the claim of indemnity hereunder which has the effect of making such representation or warranty less likely to result in a breach of such representation or warranty shall in each case be disregarded and without effect (as if such standard or qualification were deleted from such representation or warranty).

(c) Any Person committing fraud shall be liable for, and shall indemnify and hold the Parent Indemnified Parties harmless for, any Losses incurred or sustained by the Parent Indemnified Parties, or any of them (including the Surviving Corporation), directly or indirectly, as a result of such fraud committed by such Person even if such fraud was discovered after the Survival Date.

(d) Nothing in the Agreement shall limit the right of Parent or any other Parent Indemnified Party to pursue remedies under any Related Agreement against the parties thereto.

(e) The amount of any Loss subject to indemnification under Section 8.2(a) shall be calculated net of any amounts to the extent, but only to the extent, reflected, specifically allowed or reserved for in the Closing Date Balance Sheet. Any amounts recovered for a Loss or claim under any clause contained in Section 8.2(a) shall reduce amounts that may be subsequently recovered under another clause in Section 8.2(a) or otherwise pursuant to this Agreement for the same Loss or claim.

(f) Subject to the restrictions and limitations set forth in this Article VIII, the indemnification provided by Section 8.2(a) shall be the sole and exclusive remedy for (i) any Losses or claims of the Parent Indemnified Parties or other amounts with respect to any misrepresentation or inaccuracy in, or breach of, any representations or warranties or any breach or failure in performance on or prior to Closing of any covenants or agreements made by the Company and the Principal Stockholders, as the case may be, in this Agreement, the Related Agreements or in any exhibit or schedules hereto or thereto or any certificate or other document delivered hereunder, and (ii) any other claims or amounts relating to or arising from (A) this Agreement, (B) any of the agreements, documents and certificates executed and delivered in connection herewith, (C) the transactions contemplated by any of the foregoing, and (D) any information, document or material furnished or made available to Parent and its representatives and affiliates relating to the Company and its Subsidiaries or their business, ownership, operations, management or assets including information, document or material contained in certain “data rooms,” management presentations or electronic communications. The representations and warranties in Articles II and III by the Company and the Principal Stockholders (including, in both cases, any representations and warranties in any Related Agreements or in any certificate delivered by or on behalf of the Company or the Principal Stockholders, as the case may be) constitute the sole and exclusive representations and warranties of the Company and its Subsidiaries and the Principal Stockholders, in connection with the transactions contemplated hereby, and the Parent Indemnified Parties understand, acknowledge and agree that, subject to Section 8.2(c), any other representations and warranties of any kind or nature expressed or implied that are not included in Articles II and III (including without limitation any other representations and warranties relating to the future or historical financial condition, results of operations, assets or liabilities of the Company or its Subsidiaries or the Principal Stockholders) are specifically disclaimed by the Company and the Principal Stockholders.

(g) Subject to Section 8.3 below, a Parent Indemnified Party’s sole recourse shall be claims against the Escrow Account as provided herein; provided, however, that the Stockholders shall be severally liable (based on their respective Pro Rata Portion) in respect of (i) breaches of the representations and warranties contained in Section 2.15 (Intellectual Property) initially discovered by the Parent Indemnified Parties following the Survival Date (but in any event prior to the end of survival of such representations and warranties set forth in Section 8.1 above) and (ii) for breaches of the representations and warranties contained in Section 2.2 (Capital Structure) and Section 2.12 (Tax Matters) (but in any event prior to the end of survival of such representations and warranties set forth in Section 8.1 above), in each case subject to the limitations set forth in this Article VIII.

8.3 Maximum Payments; Remedy.

(a) Except as set forth in Section 8.3(b) and Section 8.3(c) hereof, the maximum amount a Parent Indemnified Party may recover from a Stockholder pursuant to the indemnity set forth in Section 8.2 hereof for Losses shall be limited to such Stockholder’s Pro Rata Portion of the Escrow Fund; provided, however, that except as set forth in Section 8.3(b) and Section 8.3(c) hereof, the liability of each of the Stockholders for breaches of the representations and warranties contained in Section 2.2 (Company Capital Structure) and Section 2.12 (Tax Matters) hereof shall be limited to a dollar amount equal to the aggregate proceeds (including such Stockholder’s Pro Rata Portion of the Escrow Amount) received by such Stockholder.

(b) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of any Person (other than Parent and its affiliates) (and the Escrow Fund shall not be the exclusive remedy) in respect of Losses arising out of any fraud committed by such Person.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing herein shall limit the liability of each of the Stockholders, including the Principal Stockholders, in respect of Losses arising out of any fraud on the part of the Company or any of its Subsidiaries or any other Stockholder; provided, however, that the indemnification liability for such Losses shall be several and not joint.

(d) Nothing in this Article VIII shall limit the liability of the Company or the Principal Stockholders for any breach of any representation, warranty or covenant contained in this Agreement, any Related Agreements or in any certificates or other instruments delivered pursuant to this Agreement if the Merger does not close.

(e) Notwithstanding anything to the contrary herein, the parties hereto agree and acknowledge that any Parent Indemnified Party may bring a claim for indemnification for any Loss under this Article VIII notwithstanding the fact that such Parent Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.

(f) Notwithstanding anything to the contrary herein, nothing shall prohibit Parent from seeking and obtaining recourse against any Stockholder in the event that Parent issues more than the portion of the Purchase Price to which such Stockholder is entitled pursuant to Article I of this Agreement.

8.4 Escrow Arrangements.

(a) Escrow Fund. By virtue of this Agreement and as sole security for the indemnity obligations provided for in Section 8.2(a) hereof (except as set forth in Section 8.3 above), at the Effective Time, Parent will deposit with the Escrow Agent the Escrow Amount without any act of the Stockholders, such deposit of the Escrow Amount to constitute an escrow fund to be governed by the terms set forth herein. The Escrow Amount (plus any interest paid on such Escrow Amount in accordance with Section 8.4(f)(ii) hereof) (collectively, the “Escrow Fund”) shall be available to compensate the Parent Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VIII. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.

(b) Deductible Amount.

(i) Notwithstanding any provision of this Agreement to the contrary, except as set forth in the second sentence of this Section 8.4(b), a Parent Indemnified Party may not recover any Losses under Section 8.2(a)(i) hereof unless and until one or more Officer’s Certificates identifying such Losses that Parent has actually incurred or sustained under Section 8.2(a)(i) hereof in excess of $250,000 in the aggregate (the “Deductible Amount”) has or have been delivered to the Escrow Agent or the Stockholder Representative as provided in Section 8.4(g) hereof, in which case Parent shall be entitled to recover all Losses so identified in excess of the Deductible Amount.

(ii) Notwithstanding the foregoing, Parent shall be entitled to recover for, and the Deductible Amount shall not apply as a threshold to, any and all claims or payments made with respect to all Losses resulting from any breach of any representation or warranty set forth in Section 2.2 (Company Capital Structure) or in Section 2.12 (Tax Matters) hereof.

(iii) For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Parent: (A) stating that a Parent Indemnified Party has incurred or sustained, or reasonably anticipates that it will incur or sustain Losses, (B) specifying in reasonable detail the amount of such Losses which are subject to a valid indemnity claim hereunder (e.g., the amount of the Loss is greater than the Deductible Amount) and (C) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related.

(c) Satisfaction of Claims. Except to the extent that the Losses resulted from fraud committed by any Person, claims by a Parent Indemnified Party for Losses pursuant to this Agreement shall be satisfied (a) first, from the Escrow Fund and (b) second, against the Stockholders directly, on a several basis (it being understood and agreed that a Parent Indemnified Party may only proceed against the Stockholders on a several basis and only in respect of a breach of a representation or warranty contained in Section 2.2 (Company Capital Structure), Section 2.12 (Tax Matters) and Section 2.15 (Intellectual Property) and then only in accordance with the provisions and limitations set forth herein (including, without limitation, the restrictions set forth in Section 8.3 above)). In addition, notwithstanding anything to the contrary herein, and for the avoidance of doubt, the Stockholders, including the Principal Stockholders, shall be liable for, and shall severally indemnify and hold the Parent Indemnified Parties harmless for, any Losses incurred or sustained by the Parent Indemnified Parties, or any of them (including the Surviving Corporation), as a result of any fraud committed by the Company or any of its Subsidiaries or any Stockholder even if such fraud was discovered after the Survival Date.

(d) Partial Distribution of Escrow Fund. On the first anniversary of the Closing Date, the Escrow Agent shall deliver to the Stockholders (in proportion to their respective Pro Rata Portions) an amount of the Escrow Fund equal to the difference of (i) $3,000,000 of the Escrow Fund minus (ii) the excess, if any, of (A) the aggregate amount of all Losses specified in an Officer’s Certificate delivered to the Escrow Agent prior to the first anniversary of the Closing Date, in respect to an actual, pending, threatened or reasonably anticipated Loss arising prior to the date of the first anniversary of the Closing Date, which are Unresolved Claims (as defined below) as of the first anniversary of the Closing Date over (B) $33,400,000.

(e) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., local time at Parent’s corporate headquarters in California, on the second anniversary of the Closing Date (the “Escrow Period”), and the Escrow Agent shall distribute the funds in the Escrow Fund to the Stockholders immediately upon such termination; provided, however, that the Escrow Fund shall not terminate with respect to any amount in respect of any unsatisfied claims specified in any Officer’s Certificate (“Unresolved Claims”) delivered to the Escrow Agent and the Stockholder Representative prior to the Escrow Period termination date with respect to facts and circumstances existing prior to the Survival Date with respect to such claims, and any such amount shall not be distributed to the Stockholders at such time.

As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Stockholders the remaining portion of the Escrow Fund, if any, not required to satisfy such Unresolved Claims. No claims may be asserted against the Escrow Fund after the Survival Date. Deliveries of the Escrow Amount out of the Escrow Fund to the Stockholders pursuant to this Section 8.4(e) shall be made in proportion to their respective Pro Rata Portions of the remaining amounts in the Escrow Fund, with the amount delivered to each Stockholder rounded to the nearest one hundredth (0.01) (with amounts 0.005 and above rounded up).

(f) Protection of Escrow Fund.

(i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Article VIII. The Escrow Agent shall hold (and shall be directed by Parent and the Stockholder Representative) the Escrow Amount, together with any and all interest, income and gains (collectively, “Interest”) accrued thereon, in a separate and distinct account in the name of Computershare Trust Company, Inc., as the escrow agent for the parties hereto, subject to the terms and conditions of this Agreement.

(ii) The Escrow Amount shall be invested in Federated U.S. Treasury Obligation Funds with maturities of not more than 30 days and any interest paid on such Escrow Amount shall be added to the Escrow Fund and become a part thereof. For any period of time before such Federated U.S. Treasury Obligation Funds can be purchased by the Escrow Agent or after such bills mature, the Escrow Amount shall be invested in a business money market account of the Escrow Agent (or another nationally recognized banking institution) and any interest paid on such Escrow Amount shall be added to the Escrow Fund and become a part thereof and available for satisfaction of claims. For tax reporting and withholding purposes, each Stockholder shall be treated as having received and contributed to the Escrow Fund income earned on such Stockholder’s Pro Rata Portion of the Escrow Fund, and shall be liable and responsible for any Taxes due with respect to such income.

(g) Claims for Indemnification.

(i) Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of an Officer’s Certificate, the Escrow Agent shall, subject to the provisions of Section 8.4(h) and Section 8.4(i) hereof, and subject to final resolution of the claim as set forth herein, deliver to Parent, as promptly as practicable, by wire transfer to an account or accounts designated by Parent in the Officer’s Certificate, an amount of the Escrow Funds from the Escrow Account equal to the amount of Losses already incurred or sustained by a Parent Indemnified Party and claimed in the Officer’s Certificate and finally resolved in accordance herewith.

(ii) In the event that a Parent Indemnified Party pursues a claim directly against any Principal Stockholder or any other Person as permitted by Section 8.4(c), subject to the provisions of Section 8.3(b), Section 8.4(g) and Section 8.4(h) hereof, each Person from whom indemnification is sought (an “Indemnifying Party”) shall promptly, and in no event later than 30 days after delivery of an Officer’s Certificate to each such Indemnifying Party, wire transfer to the Parent Indemnified Party an amount of cash equal to the amount of the Loss incurred or sustained.

(iii) If the Stockholder Representative (or the Indemnifying Party in the event that indemnification is being sought hereunder directly from such Indemnifying Party) does not object to either the claim made in the Officer’s Certificate or the amount of Losses, whether actual or anticipated, claimed thereunder in writing within the 30 day period after delivery by the Parent of the Officer’s Certificate (with confirmation of receipt), such failure to so object shall be an irrevocable acknowledgment by the Stockholder Representative and the Stockholders (or such Indemnifying Party) that the Parent Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Officer’s Certificate.

(h) Objections to Claims against the Escrow Fund. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Stockholder Representative (and the Indemnifying Party in the event that indemnification is being sought hereunder directly from such Indemnifying Party), and Parent shall also deliver to the Escrow Agent written proof of delivery to the Stockholder Representative of a copy of such Officer’s Certificate (which proof may consist of, among other things, a photocopy of the registered or certified mail or overnight courier receipt or the signed receipt if delivered by hand). For a period of 30 days after the Escrow Agent’s receipt of such proof of delivery to the Stockholder Representative, the Escrow Agent shall make no delivery to Parent of any Escrow Amount pursuant to Section 8.4(g) hereof unless the Escrow Agent shall have received written authorization from the Stockholder Representative to make such delivery. After the expiration of such 30 day period, subject to the limitations set forth in Section 8.4(g) hereof, the Escrow Agent shall make delivery by wire transfer to an account or accounts designated by Parent in the Officer’s Certificate an amount of cash from the Escrow Fund equal to the amount of Losses already incurred or sustained by Parent and claimed in the Officer’s Certificate, and the Escrow Agent shall make similar delivery of an amount of cash from the Escrow Fund equal to the amount of anticipated Losses claimed in the Officer’s Certificate once such anticipated Losses are actually incurred or sustained by Parent; provided, however, that no such payment or delivery may be made if the Stockholder Representative shall object in a written statement to either the claim made in the Officer’s Certificate or the amount of Losses, whether actual or anticipated, claimed thereunder (an “Objection Notice”), and such Objection Notice shall have been delivered to the Escrow Agent prior to the expiration of such 30 day period.

(i) Resolution of Conflicts; Arbitration.

(i) In case the Stockholder Representative delivers an Objection Notice in accordance with Section 8.4(h) hereof, or in the event that indemnification is being sought hereunder directly from an Indemnifying Party, if such Indemnifying Party shall object to any claim or claims made in any Officer’s Certificate to recover claims directly from such Indemnifying Party within 30 days after delivery of such Officer’s Certificate, the Stockholder Representative (or such objecting Indemnifying Party) and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative (or such objecting Indemnifying Party) and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent and, in the case of a claim directly against the Principal Stockholders, to the Principal Stockholders. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.

(ii) If no such agreement can be reached after good faith negotiation and prior to 30 days after delivery of an Objection Notice, either Parent or the Stockholder Representative (or the objecting Indemnifying Party) may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Stockholder Representative (or the objecting Indemnifying Party). In the event that, within 30 days after submission of any dispute to arbitration, Parent and the Stockholder Representative (or the objecting Indemnifying Party) cannot mutually agree on one arbitrator, then, within 15 days after the end of such 30 day period, Parent and the Stockholder Representative (or the objecting Indemnifying Party) shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator who shall have relevant industry experience.

(iii) Any such arbitration shall be held in Marin County, California, under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement and the Stockholders and any Indemnifying Party. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable. Within 15 days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party, including any distributions out of the Escrow Fund, as applicable.

(iv) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The foregoing arbitration provision shall apply to any dispute among the Stockholders (including the Principal Stockholders) or any Indemnifying Party and the Parent Indemnified Parties under this Article VIII hereof, whether relating to claims upon the Escrow Fund or to the other indemnification obligations set forth in this Article VIII.

(j) Third- Party Claims. In the event Parent becomes aware of a third party claim (a “Third Party Claim”) which Parent reasonably believes may result in a demand against the Escrow Fund or for other indemnification pursuant to this Article VIII, Parent shall notify the Stockholder Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) of such claim, and the Stockholder Representative shall be entitled on behalf of the Stockholders (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party shall be entitled), at their expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such Third Party Claim. Parent agrees to act reasonably and in good faith in response to any Third Party Claims. Furthermore, to the extent that Parent is entitled to indemnification hereunder, and subject to the other limitations set forth herein, the amount paid in respect of settlement of any such Third Party Claim shall be a Loss that Parent is entitled to recover hereunder; provided, however, that amounts that are paid in any such settlement that are not reasonable shall not be recoverable by Parent hereunder. If there is a Third Party Claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then, subject to the other limitations set forth in this Article VIII, any out-of-pocket amounts incurred or sustained by the Parent Indemnified Parties in reasonable defense of such Third Party Claim, regardless of the outcome of such claim, shall be deemed Losses hereunder. In the event that the Stockholder Representative has consented in writing to any such settlement, the Stockholders (including the Principal Stockholders) shall have no power or authority to object under any provision of this Article VIII (other than, for the avoidance of doubt, with respect to fraud) to the amount paid in respect of settlement that is within the scope of such written consent of any such Third Party Claim by Parent against the Escrow Fund, or against the Stockholders directly, as the case may be, with respect to such settlement (it being understood that the Stockholder Representative shall not be subject to any obligation, reasonable or otherwise, to consent to any such settlement and shall have no liability for failure to consent to any such settlement).

(k) Escrow Agent’s Duties.

(i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Stockholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.

(ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other Person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court, awards of arbitrators and joint written instructions of Parent and the Stockholder Representative. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, award of arbitrator or instructions, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment, decree or award being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

(vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Amount and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Amounts held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”) and which the parties agree to pay as follows: 50% to be paid by Parent and 50% to be paid by the Stockholders on the basis of the Stockholders’ respective Pro Rata Portions; provided, however, that in the event any Stockholder fails to timely pay his or her Pro Rata Portion of the Agent Interpleader Expenses, the parties agree that Parent may at its option pay such Stockholder’s Pro Rata Portion of the Agent Interpleader Expenses and recover an equal amount from such Stockholder’s Pro Rata Portion of the Escrow Fund. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in- house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including any litigation arising from this Agreement or involving its subject matter, other than those arising out of the gross negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”) as follows: 50% to be paid by Parent and 50% to be paid by the Stockholders on the basis of the Stockholders’ respective Pro Rata Portions; provided, however, that in the event any Stockholder fails to timely pay his or her Pro Rata Portion of the Agent Indemnification Expenses, the parties agree that Parent may at its option pay such Stockholder’s Pro Rata Portion of the Agent Indemnification Expenses and recover an equal amount from such Stockholder’s Pro Rata Portion of the Escrow Fund.

(viii) The Escrow Agent may resign at any time upon giving at least 30 days written notice to the Parent and the Stockholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Stockholder Representative shall use their commercially reasonable efforts to mutually agree on a successor escrow agent within 30 days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to deposit the escrowed property to a court of competent jurisdiction for the appointment of a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment, and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

(l) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the fee schedule of the Escrow Agent attached hereto as

Exhibit J. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement but that has been requested by an officer of Parent, or if the parties request a substantial modification of the terms of the Agreement, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in- house counsel, and expenses occasioned by such default, delay, controversy or litigation.

(m) Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

8.5 Stockholder Representative.

(a) By virtue of the approval of the Merger and this Agreement by the Stockholders, each of the Stockholders shall be deemed to have agreed to appoint Accel-KKR Company, LLC as its agent and attorney-in-fact, as the Stockholder Representative for and on behalf of the Stockholders to give and receive notices and communications, to authorize payment to any Parent Indemnified Party from the Escrow Fund in satisfaction of claims by any Parent Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Parent Indemnified Party against any Stockholder or by any such Stockholder against any Parent Indemnified Party or any dispute between any Parent Indemnified Party and any such Stockholder, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are: (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing; (ii) specifically mandated by the terms of this Agreement; or (iii) necessary or appropriate in the judgment of the Stockholder Representative to enforce the rights provided to the Stockholders by this Agreement. Such agency may be changed by the Stockholders from time to time upon not less than 30 days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a two- thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, a vacancy in the position of Stockholder Representative may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Stockholders (including the Principal Stockholders).

(b) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment. The Stockholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative (“Stockholder Representative Expenses”). Following the termination of the Escrow Period, the resolution of all Unresolved Claims and the satisfaction of all claims made by Parent Indemnified Parties for Losses, the Stockholder Representative shall have the right to recover Stockholder Representative Expenses from the Escrow Fund prior to any distribution to the Stockholders, and prior to any such distribution, shall deliver to the Escrow Agent a certificate setting forth the Stockholder Representative Expenses actually paid, sustained or incurred, or reasonably anticipated to be paid, sustained or incurred. A decision, act, consent or instruction of the Stockholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 9.3 and Section 9.4 hereof, shall constitute a decision of the Stockholders and shall be final, binding and conclusive upon the Stockholders; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Stockholders. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative, other than with respect to acts of Parent or the Escrow Agent that constitute bad faith, fraud, gross negligence or willful misconduct.

(c) In addition, the Stockholder Representative shall deduct $500,000 or such greater amount determined to be reasonable by the Stockholder Representative (and set forth in a written notice delivered by the Stockholder Representative to Parent at least three (3) days prior to the Closing Date) (the “Expenses Reserve Amount”) from the Total Consideration to be distributed to the Stockholders, which Expenses Reserve Amount shall be deposited by the Stockholder Representative into an escrow account (the “Expenses Escrow Account”) maintained by an escrow agent determined by the Stockholder Representative (and set forth in a written notice delivered to Parent) at least three (3) days prior to the Closing Date (the “Expenses Escrow Agent”) pursuant to this Section 8.5(c). Such Expenses Escrow Account shall be governed by an escrow agreement to be executed by the Expenses Escrow Agent and the Stockholder Representative (the “Expenses Escrow Agreement”). The Stockholder Representative may use the funds in the Expenses Escrow Account to pay the expenses incurred by the Stockholder Representative under the authorization granted in this Agreement (including, without limitation, any out-of-pocket expenses incurred as Stockholder Representative (whether in respect of indemnification claims, the defense thereof or otherwise)). Any Expenses Reserve Amount remaining after payment of all of the Stockholder Representative’s expenses following the later of (A) the resolution of all indemnification claims under this Article VIII and the determination by the Stockholder Representative that such funds are no longer necessary in connection with indemnification claims that may be brought hereunder and (B) the payment of the maximum amount recoverable by Parent from the Stockholders, if any, shall be distributed to the Stockholders on a pro rata basis (based on their Pro Rata Portion); provided, however, that in the sole discretion of the Stockholder Representative, any or all of the Expenses Reserve Amount may be earlier distributed to the Stockholders. All matters relating to the Expenses Escrow Account, to the extent not referred to in this Agreement, shall be governed by the Expenses Escrow Agreement, provided, however, that in the event of any conflict between the terms of this Agreement and the Expenses Escrow Agreement, the terms of this Agreement shall be controlling. The Expenses Escrow Agent shall hold, invest, reinvest and disperse the Expenses Escrow Account in accordance with the terms of the Expenses Escrow Agreement and the Expenses Escrow Account shall not be used for any purposes other than as set forth in this Section 8.5(c) and shall not be available to the Parent or any other Parent Indemnified Party to satisfy any claims hereunder.

8.6 Adjustment to Consideration.

(a) If, within 15 days following the Closing Date, Parent or the Stockholder Representative (each, an “Electing Party”) notifies the other party (the “Non- Electing Party”) that it is disputing the results of the Closing Date Balance Sheet that was used to determine the Balance Sheet Adjustment Amount pursuant to Section 1.6(a), such Electing Party shall, within 45 days following the Closing Date, cause to be prepared and delivered to the Non- Electing Party, an unaudited balance sheet of the Surviving Corporation as of the Closing Date (the “Adjusted Balance Sheet”). The Adjusted Balance Sheet will be prepared in accordance with GAAP (except that the Adjusted Balance Sheet may omit footnotes and other presentation items that may be required by GAAP and shall include the adjustments set forth in Schedule 1.6(a)(i) hereto and in all events shall be consistent with the last two sentences of the definition of Balance Sheet Adjustment Amount above) consistently applied on a basis consistent with the calculation of the Trial Run and presenting such Electing Party’s good faith estimate of the balance sheet of the Surviving Corporation as of the close of business on the day immediately prior to the Closing. In the event that, pursuant to the terms of this Section 8.6, it is finally determined that the amount of (i) the Company’s total current assets (as defined by and as determined in accordance with GAAP) at the Closing Date as reflected on the Adjusted Balance Sheet minus (ii) the Company’s current liabilities (as defined by and as determined in accordance with GAAP ) at the Closing Date as reflected on the Adjusted Balance Sheet (collectively, the “Net Assets at Closing”) exceeds (iii) the Balance Sheet Adjustment Amount, then an amount equal to such difference (the “Excess Assets”) shall be paid to the Stockholders pursuant to Section 1.6(c). In the event that, pursuant to the terms of this Section 8.6 it is determined that the Net Assets at Closing is less than the Balance Sheet Adjustment Amount, then an amount equal to such difference (the “Excess Liabilities”) shall be paid to Parent out of the Escrow Fund in accordance with the terms of Section 8.4 hereof on a dollar-for-dollar basis, and the Deductible Amount shall not apply to Parent’s right to payment for Excess Liabilities from the Escrow Fund. Parent shall, at the request of the Stockholder Representative if the Stockholder Representative is the Electing Party, prepare the Adjusted Balance Sheet on behalf of the Electing Party. Parent shall give and shall cause the Surviving Corporation to give the

Stockholder Representative and its accountant reasonable access during Parent’s regular business hours to those books and records and work papers of the Surviving Corporation in the possession or control of Parent or the Surviving Corporation and, in the event that the Stockholder Representative is the Non- Electing Party, any personnel of Parent or the Surviving Corporation who prepared the Adjusted Balance Sheet, for purposes of resolving any disputes concerning the Adjusted Balance Sheet and the calculation of the Net Assets at Closing.

(b) The Non- Electing Party shall have 45 days following delivery of the Adjusted Balance Sheet during which to notify the Electing Party in writing (the “Notice of Objection”) of any good faith objections to the calculation of the Adjusted Balance Sheet or the Net Assets at Closing, as it affects such calculation, setting forth a reasonably specific and detailed description of its objections and the dollar amount of each objection. If the Non- Electing Party objects to the Adjusted Balance Sheet or the Electing Party’s calculation of Net Assets at Closing as reflected thereon, Parent and the Stockholder Representative shall attempt to resolve any such objections within 15 days of the receipt by the Electing Party of the Notice of Objection.

(c) If the Electing Party and the Non- Electing Party are unable, using their commercially reasonable efforts, to resolve any such dispute within the 15 day period following receipt of the Notice of Objection referred to in Section 8.6(b) hereof, the Electing Party and the Non-Electing Party shall submit the dispute to a partner in the audit practice of any nationally recognized accounting firm that is mutually and reasonably agreeable to both parties (who shall not have any material relationship to either party) (the “Independent Accounting Firm”). Each of the parties to this Agreement shall, and shall cause their respective affiliates and representatives to, provide full cooperation to the Independent Accounting Firm. The Independent Accounting Firm shall (i) act in its capacity as an expert and not as an arbitrator, (ii) consider only those matters as to which there is a dispute between the parties and (iii) be instructed to reach its conclusions regarding any such dispute within 30 days after its appointment and provide a written explanation of its decision. In the event that the Electing Party and the Non- Electing Party submit any dispute to an Independent Accounting Firm, each such party may submit a “position paper” to the Independent Accounting Firm setting forth the position of such party with respect to such dispute, to be considered by such Independent Accounting Firm as it deems appropriate. Any expenses relating to the engagement of the Independent Accounting Firm (the “Independent Accounting Firm Expenses”) shall be paid by Parent and fifty percent (50%) of such expenses shall be paid by the Stockholders; provided, however, that in the event any Stockholder fails to timely pay his or her Pro Rata Portion of the Independent Accounting Firm Expenses, the parties agree that Parent may at its option pay such Stockholder’s Pro Rata Portion of the Independent Accounting Firm Expenses and recover an equal amount (which shall be deemed an Agreed- Upon Loss) from such Stockholder’s Pro Rata Portion of the Escrow Fund. Other than the manner of payment of the Independent Accounting Firm Expenses, the Electing Party shall be responsible for all other fees and expenses of such Electing Party, all reasonable fees and expenses incurred in the preparation and delivery of the Adjusted Balance Sheet, and all reasonable fees and expenses of the Non- Electing Party to respond and, if applicable, object to the Adjusted Balance Sheet or the Net Assets at Closing.

(d) If the Non- Electing Party does not deliver a Notice of Objection in accordance with Section 8.6(b) hereof (i.e., within a 15 day period), the Adjusted Balance Sheet (together with the Electing Party’s calculation of Net Assets at Closing reflected thereon), shall be deemed to have been accepted by all of the parties to this Agreement. In the event that the Non- Electing Party delivers a Notice of Objection in accordance with the provisions above and the Electing Party and the Non- Electing Party are able to resolve such dispute by mutual agreement, the Adjusted Balance Sheet, together with the calculation of Net Assets at Closing reflected thereon, to the extent modified by mutual agreement of such parties, shall be deemed to have been accepted by all of the parties to this Agreement.

(e) In the event that the Non- Electing Party delivers a Notice of Objection in accordance with the provisions set forth above and the Electing Party and the Non- Electing Party are unable to resolve such dispute by mutual agreement, the determination of the Independent Accounting Firm shall be final and binding on the parties, and the Adjusted Balance Sheet, together with the Electing Party’s calculation of Net Assets at Closing reflected thereon, to the extent modified by the Independent Accounting Firm, shall be deemed to have been accepted by all of the parties to this Agreement.

(f) Subject to the foregoing provisions, the calculation of Net Assets at Closing reflected on any such Adjusted Balance Sheet shall be conclusive and binding on all of the parties to this Agreement for purposes of this Section 8.6, no further adjustments shall be made thereto and none of Parent, the Stockholder Representative or the Stockholders shall have any further right to challenge such calculation of Net Assets at Closing, whether pursuant to the terms of this Section 8.6 or otherwise.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. Except as provided in Section 9.2 hereof, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(a) by mutual written agreement of the Company and Parent;

(b) by Parent or the Company if the Closing Date shall not have occurred by 90 days following the date of this Agreement (which date shall automatically be extended to the six-month anniversary of the date of this Agreement if the Closing Date shall not have occurred as a result of a failure to satisfy any of the conditions set forth in Section 7.1(a), Section 7.1(b) or Section 7.2(e)(ii)); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement;

(c) by Parent if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the Merger illegal;

(d) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would require an Action of Divestiture;

(e) by Parent if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement of the Company or the Principal Stockholders contained in this Agreement such that the conditions set forth in Section 7.2(a) hereof would not be satisfied, and such breach has not been cured within 10 calendar days after written notice thereof to the Company and the applicable Principal Stockholder; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(f) by the Company if none of the Company, any of its Subsidiaries or the Principal Stockholders is in material breach of their respective obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Section 7.3(a) hereof would not be satisfied, and such breach has not been cured within 10 calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Company or the Principal Stockholders, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto and each Person shall remain liable for any breaches of this Agreement or the Related Agreements; and provided further, however, that, the provisions of Section 6.2 (Confidentiality), Section 6.3 (Public Disclosure), Section 6.20 (Expenses) hereof, Article X (General Provisions) hereof and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article IX.

9.3 Amendment. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Parent, the Company and the Stockholder Representative. For purposes of this Section 9.3, the Stockholders (including the Principal Stockholders) agree that any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Stockholders whether or not they have signed such amendment.

9.4 Extension; Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company and the Stockholder Representative, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default. For purposes of this Section 9.4, the Stockholders (including the Principal Stockholders) agree that any extension or waiver signed by the Stockholder Representative shall be binding upon and effective against all Stockholders whether or not they have signed such extension or waiver.

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices, demands and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally or by commercial messenger or courier service, (b) the day following the day (except if not a business day then the next business day) on which the same has been delivered prepaid to a reputable national overnight air courier service, (c) the third business day following the day on which the same is sent by certified or registered mail (return receipt requested), postage prepaid or (d) when transmitted via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid). Notices, demands and other communications hereunder, in each case to the respective parties, shall be sent to the applicable address set forth below (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement such as Section 5.3, by email):

(a) if to Parent or Sub, to:

Autodesk, Inc.

111 McInnis Parkway

San Rafael, California 94903

Attention: General Counsel

Facsimile No.: (415) 507-5100

with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention: Martin W. Korman, Esq.

Facsimile No.: (650) 493-6811

(b) if to the Company or the Stockholder Representative, to:

Accel-KKR Company, LLC

2500 Sand Hill Road, Suite 100

Menlo Park, CA 94025

Attention: Tom Barnds and Ben Bisconti

Facsimile No.: (650) 289-2461

with a copy to:

Kirkland & Ellis LLP

200 East Randolph Dr.

Suite 5400

Chicago, Illinois 60601

Attention: Jeffrey Seifman, P.C.

Facsimile No: (312) 861-2200

(c) If to the Principal Stockholders, to the addresses set forth in Section 10.1 of the Disclosure Schedule with a copy to:

Kirkland & Ellis LLP

200 East Randolph Dr.

Suite 5400

Chicago, Illinois 60601

Attention: Jeffrey Seifman, P.C.

Facsimile No: (312) 861-2200

(d) If to the Escrow Agent, to:

Computershare Trust Company, Inc.

350 Indiana Street, Suite 800

Golden, Colorado 80401

Attention: Corporate Trust

Telephone No.: (303) 262-0707

Facsimile No: (303) 262-0700

10.2 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrase “made available to Parent” when used herein shall be deemed to mean that such information has been delivered to Parent or its designee or otherwise made available to Parent or its designee in an unrestricted and unredacted form in the online data room hosted by IntraLinks, Inc. or at other locations. The phrase “in the ordinary course of business” when used herein shall be deemed to mean in the ordinary course of business consistent with past practice. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” or “Disclosure Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a disclosure schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. English shall be the governing language of this Agreement.

10.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Any counterpart may be executed by facsimile signature, and such facsimile signature shall be deemed an original.

10.4 Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Disclosure Schedule, the Confidential Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (b) except as expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder, and (c) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains liable for all of Parent’s obligations hereunder as if there was no such assignment. Notwithstanding Section 10.4(b), the Stockholder Representative may on behalf of the Stockholders enforce the right of the Stockholders to receive payment of the Total Consideration pursuant to Article I hereof and any other rights hereunder and to seek recovery on behalf of the Stockholders with respect thereto.

10.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6 Governing Law; Exclusive Jurisdiction. Except to the extent a provision of Article I of this Agreement is required by law to be governed by Delaware Law, all other provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of

California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 8.4(i) hereof, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Marin County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Subject to Section 8.4(i) hereof, and except as may be required under Delaware Law with respect to those provisions of Article I of this Agreement that are mandatorily governed by Delaware Law, each party agrees not to commence any legal proceedings related hereto except in such courts.

10.7 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.8 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

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IN WITNESS WHEREOF, Parent, Sub, the Company, the Principal Stockholders, the Escrow Agent and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

AUTODESK, INC.

By:	/s/ Carol Bartz
Name:	Carol Bartz
Title:	Chairman, Chief Executive Officer and President

ALIAS SYSTEMS HOLDINGS, INC.

By:	/s/ Doug Walker
Name:	Doug Walker
Title:	President and CEO

MAYTAG ACQUISITION CORPORATION

By:	/s/ Carl Bass
Name:	Carl Bass
Title:	President

COMPUTERSHARE TRUST COMPANY, INC.

By:	/s/ John M. Wahl
Name:	John M. Wahl
Title:	Corporate Trust Officer

By:	/s/ Kellie Gwinn
Name:	Kellie Gwinn
Title:	Vice President

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

PRINCIPAL STOCKHOLDERS

ACCEL-KKR COMPANY, LLC

By:	/s/ Thomas C. Barnds
Name:	Thomas C. Barnds
Its:	Managing Director

ONTARIO TEACHERS’ PENSION PLAN BOARD

By:	/s/ Rosemary Zigrossi
Name:	Rosemary Zigrossi
Its:	Vice President, Venture Capital

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

STOCKHOLDERS’ REPRESENTATIVE:

ACCEL-KKR COMPANY, LLC

By:	/s/ Benjamin Bisconti
Name:	Benjamin Bisconti
Its:	Managing Director

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER